Filed pursuant to Rule 424(b)(2)
Registration No. 333-167844

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration fee(1)
7.75% Senor Note due July 15, 2050	$862,500,000	$61,497

(1)	Calculated in accordance with Rule 457(r)

PROSPECTUS SUPPLEMENT
(to prospectus dated June 28, 2010)

Lloyds Banking Group plc

$750,000,000

7.75% Public Income NotES (PINES®) due 2050

From and including the date of issuance, interest will accrue on the PINES (also referred to as the Senior Notes) at a rate of 7.75% per annum. Interest will accrue from July 6, 2010. Interest will be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2010. Unless we redeem the Senior Notes earlier, they will mature on July 15, 2050.

The Senior Notes will be issued in denominations of $25 and integral multiples thereof. The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

We may redeem the Senior Notes at 100% of their principal amount plus accrued interest, if any, in whole or in part, at any time on or after July 15, 2015, or in whole but not in part at any time upon the occurrence of certain tax changes described in this prospectus supplement and accompanying prospectus.

We intend to apply to list the Senior Notes on the New York Stock Exchange in accordance with its rules. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the Senior Notes are first issued. The Senior Notes are expected to trade “flat”, meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Senior Notes that is not included in the trading price.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and in our most recent Annual Report on Form 20-F.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total(3)
Price to the public(1)	$25.0000	$750,000,000
Underwriting discounts(2)	$0.7875	$23,155,685
Proceeds to us (before expenses)(3)	$24.2125	$726,844,315

(1)

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Senior Notes will accrue from July 6, 2010 and must be paid by the purchaser if the Senior Notes are delivered thereafter.

(2)	For sales to certain institutions, the underwriting discount will be $0.5000 per Senior Note.

(3)	Assumes no exercise of over-allotment option.

The underwriters may also purchase up to an additional $112,500,000 principal amount of notes from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

We expect that the Senior Notes will be ready for delivery through the book-entry facilities of The Depository Trust Company and its participants including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V. on or about July 6, 2010.

PINES® is a registered service mark of Citigroup Global Markets Inc.

Joint Bookrunners
Citi Physical Bookrunner	BofA Merrill Lynch	UBS Investment Bank	Wells Fargo Securities

Senior Co-Managers
BNP PARIBAS	Goldman, Sachs & Co.	HSBC	J.P. Morgan	RBC Capital Markets

Co-Managers
Deutsche Bank Securities	Lloyds TSB Corporate Markets	RBS

Prospectus Supplement dated June 30, 2010

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus (including any free writing prospectus issued or authorized by us). We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we,” “us,” “our” and “LBG” mean Lloyds Banking Group plc;

•	“Group” means Lloyds Banking Group plc together with its subsidiaries;

•	“Issuer” means Lloyds Banking Group plc;

•	HBOS means HBOS plc;

•	HBOS Group means HBOS plc together with its subsidiaries;

•	“SEC” refers to the Securities and Exchange Commission;

•	“pounds,” “sterling,” “pence,” “£” and “p” refer to the currency of the United Kingdom;

•	“yen” and “¥” refer to the currency of Japan;

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•	“dollars” and “$” refer to the currency of the United States; and

•

“euro” and “€” refer to the currency of the member states of the European Union (“EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

INCORPORATION OF INFORMATION BY REFERENCE

The Group files annual, semiannual and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that the Group files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room. The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed. You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 25 Gresham Street, London EC2V 7HN, England, telephone +44 207 626 1500.

The SEC allows us to incorporate by reference much of the information the Group files with them. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to these documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement.

We also incorporate by reference in this prospectus and accompanying prospectus any future documents the Group may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K the Group may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portion) is incorporated by reference in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in this prospectus supplement, “Cautionary Statement on Forward-Looking Statements” in the accompanying prospectus and “Risk Factors”, “Presentation of information—Forward-Looking statements” and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2009, respectively, which is incorporated by reference.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement or any information incorporated by reference, might not occur.

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SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein, as a whole. Words and expressions defined in “Description of the Senior Notes” below shall have the same meanings in this summary.

General

Issuer	Lloyds Banking Group plc
Securities	We are offering $750,000,000 aggregate principal amount of 7.75% PINES (or Senior Notes) due July 15, 2050.
Issue Date	July 6, 2010.
Maturity	If the Senior Notes are not redeemed earlier, we will repay the Senior Notes at 100% of their principal amount plus accrued interest on July 15, 2050.
Interest Rate	The Senior Notes will bear interest at a rate of 7.75% per annum from July 6, 2010 until maturity or earlier redemption.
Interest Payment Dates	Every January 15, April 15, July 15 and October 15, commencing on October 15, 2010.
Regular Record Dates	December 15, March 15, June 15 and September 15 of each year immediately preceding the Interest Payment Dates on January 15, April 15, July 15 and October 15, respectively.
Ranking

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Expected Security Ratings	The notes are expected to be assigned ratings of:
A1 by Moody’s Investor Service, Inc. (“Moodys”); A by Standard & Poor’s Rating Services (“S&P”); and AA- by Fitch Ratings (“Fitch”).
These ratings are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal by the rating agencies.
Redemption at Issuer Option

Lloyds Banking Group plc may redeem some or all of the Senior Notes on or after July 15, 2015, at any time and from time to time at a redemption price equal to 100% of the aggregate principal amount of the Senior Notes being redeemed and accrued but unpaid interest, if any, to the redemption date.

Tax Redemption

In the event of certain tax changes that require us to pay additional amounts and in other limited circumstances as described herein under “Description of the Senior Notes—Tax Redemption” and “Description of Debt Securities—Redemption” in the accompanying prospectus we may redeem all, but not less than all, of the Senior Notes prior to maturity at 100% of their principal amount plus accrued and unpaid interest.

Book-Entry Issuance, Settlement and Clearance

We will issue the Senior Notes in fully registered form in denominations of $25 and integral multiples in excess thereof. The Senior Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Senior Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes in the accompanying prospectus. Settlement of the Senior Notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Over-allotment Option

The Underwriters may purchase up to an additional $112,500,000 principal amount of Senior Notes from Lloyds Banking Group plc at the public offering price, less the underwriting discount, within 30 days from the date of the prospectus supplement to cover over- allotments, if any.

CUSIP	539439802
ISIN	US 5394398029
Common Code	052442273
Listing and Trading	We intend to apply for the listing of the Senior Notes on the New York Stock Exchange in accordance with its rules. We expect trading to begin within 30 days after the issue date of the Senior Notes.
Trustee and Principal Paying Agent

The Bank of New York Mellon, acting through its London office, a banking corporation duly organized and existing under the laws of the State of New York as Trustee, having its Corporate Trust Office at One Canada Square, London E14 5AL will act as the trustee and initial principal paying agent for the Senior Notes.

Form and Denomination	The Senior Notes will be in registered form. The Senior Notes will be issued in minimum denominations of $25 and integral multiples thereof.
Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes.
Governing Law	The senior debt securities indenture, and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Prospective investors should consider carefully the risks set forth below and the other information set out elsewhere in this Prospectus Supplement (including any documents incorporated by reference herein and in the accompanying prospectus) and reach their own views prior to making any investment decision with respect to the Senior Notes.

Set forth below are certain risk factors from our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference in the accompanying prospectus, which could have a material adverse effect on the business, operations, financial condition or prospects of LBG and cause LBG’s future results to be materially different from expected results. LBG’s results could also be affected by competition and other factors. The factors discussed therein should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties LBG face. LBG has described only those risks relating to their operations that they consider to be material. There may be additional risks that LBG currently consider not to be material or of which they are not currently aware, and any of these risks could have the effects set forth above. All of these factors are contingencies which may or may not occur and LBG are not in a position to express a view on the likelihood of any such contingency occurring. Investors should note that they bear LBG’s solvency risk.

Each of the risks highlighted below could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Senior Notes. In addition, each of the risks highlighted below could adversely affect the trading price of the Senior Notes or the rights of investors under the Senior Notes and, as a result, investors could lose some or all of their investment.

Business and Economic Risks

The Group’s businesses are subject to inherent risks arising from general and sector-specific economic conditions in the UK and other markets in which it operates. Adverse developments, such as the severe dislocation in the global financial markets, recession, and further deterioration of general economic conditions, particularly in the UK, have already adversely affected the Group’s earnings and profits and could continue to cause its earnings and profitability to decline. In addition, any credit rating downgrades of sovereigns, particularly the United Kingdom, Spain and Republic of Ireland (or a perception that downgrades may occur) may severely destabilise the markets and could have a material adverse effect on the Group’s operating results, financial condition and prospects.

The Group’s businesses are subject to inherent risks arising from general and sector-specific economic conditions in the markets in which it operates, particularly the United Kingdom, in which the Group’s earnings are predominantly generated. Over approximately the past two and a half years, the global economy and the global financial system have been experiencing a period of significant turbulence and uncertainty. The very severe dislocation of the financial markets around the world, that began in August 2007 but substantially worsened in September 2008, triggered widespread problems at many large global and UK commercial banks, investment banks, insurance companies and other financial and related institutions. This dislocation has severely impacted general levels of liquidity, the availability of credit and the terms on which credit is available. This crisis in the financial markets led the UK Government and other governments to inject liquidity into the financial system and to require (and participate in) recapitalization of the banking sector to reduce the risk of failure of certain large institutions and provide confidence to the market.

Despite this intervention, the volatility and market disruption in the banking sector has continued albeit with some easing since the second half of 2009. This market dislocation has also been accompanied by recessionary conditions and trends in many economies throughout the world, including the United Kingdom. The global economy has been in a severe recession, possibly the worst since World War II, although indications are that the UK has now emerged from its 18 month recession. The widespread and severe deterioration in the UK and virtually all other economies throughout the world, including, but not limited to, business and consumer confidence, unemployment trends, the state of the housing market, the commercial real estate sector, equity markets, bond markets, foreign exchange markets, commodity markets, counterparty risk, inflation, the availability and cost of credit, lower transaction volumes in key markets, the liquidity of the global financial markets and market interest rates, has already and could continue to reduce the level of demand for, and supply of, the Group’s products and services, lead to lower asset and other realisations and increased negative fair value adjustments and impairments of investments and other assets and materially and adversely impact its operating results, financial condition and prospects. While recent economic figures show a number of countries exiting recession, forecasts are that the recovery will be at a modest pace and is likely to be protracted. Any further significant deterioration in the UK and other economies in which the Group operates could have a material adverse impact on the future results of operations of the Group. Moreover, any return to economic growth may be modest and is likely to be insufficient to prevent unemployment rising further. The rate at which deterioration of the global and UK economies has occurred has proven very difficult to predict and this will apply to any further deterioration or any recovery.

Additionally, the profitability of the Group’s businesses could be affected by increased insurance and other claims arising from market factors such as increased unemployment which may continue even following a return to economic growth in the markets in which the Group operates. Significantly higher unemployment in the UK and elsewhere, reduced corporate profitability, reduced personal non-salary income levels, increased corporate insolvency rates, increased personal insolvency rates, increased tenant defaults and/or increased interest rates may reduce borrowers’ ability to repay loans and may cause prices of residential or commercial real estate or other asset prices to fall further, thereby reducing the collateral value on many of the Group’s loans. This, in turn, would cause increased impairments in the event of default. Poor general economic conditions, lack of market liquidity and lack of transparency of asset structures have depressed asset valuations for the Group and could continue to do so if there is a further deterioration in general economic conditions.

The Group has significant exposures, particularly by way of loans, in a number of overseas jurisdictions, notably Ireland, Spain, Australia and the United States, and is therefore subject to a variety of risks relating to the performance of these economies as well.

In addition, the Group’s businesses are subject to risks arising from the current UK macroeconomic environment, high and increasing levels of UK government debt and uncertainty around the outcome of the UK general election (including the possibility of a minority or coalition administration which may be unable to take decisive fiscal and other measures to reduce government debt levels resulting in heightened market uncertainty). Further, any downgrade of the UK sovereign credit rating or the perception that such a downgrade may occur may severely destabilise the markets and have a material adverse effect on the Group’s operating results, financial condition and prospects. This might also include impact on the Group’s own credit ratings, borrowing costs and ability to fund itself.

A UK sovereign downgrade or the perception that such a downgrade may occur would be likely to have a material effect in depressing consumer confidence, restricting the availability, and increasing the cost, of funding for individuals and companies, further depressing economic activity, increasing unemployment, reducing asset prices and consequently increasing the risk of a ‘double-dip’ recession.

These risks are exacerbated by concerns over the levels of the public debt of, and the weakness of the economies in, Italy, the Republic of Ireland, Greece, Portugal, and Spain in particular. Further instability in these countries or others within the Eurozone might lead to contagion, which may have a material adverse effect on the Group’s operating results, financial condition and prospects.

The exact nature of the risks faced by the Group is difficult to predict and guard against in view of (i) the severity of the global financial crisis, (ii) difficulties in predicting whether the recovery will be sustained and at what rate, and (iii) the fact that many of the related risks to the business are totally, or in part, outside the control of the Group.

The Group’s businesses are inherently subject to the risk of market fluctuations, which could materially adversely affect its operating results, financial condition and prospects.

The Group’s businesses are inherently subject to risks in financial markets and in the wider economy, including changes in, and increased volatility of, interest rates, inflation rates, credit spreads, foreign exchange rates, commodity, equity, bond and property prices and the risk that its customers act in a manner which is inconsistent with business, pricing and hedging assumptions.

Market movements have had and will have an impact on the Group in a number of key areas. For example, adverse market movements have had and would have an adverse effect, which could be material, upon the financial condition of the pension schemes of the Group. Banking and trading activities that are undertaken by the Group are subject to interest rate risk, foreign exchange risk, inflation risk and credit spread risk. For example, changes in interest rate levels, yield curves and spreads affect the interest rate margin realised between lending and borrowing costs. Since August 2007, there has been a period of unprecedented high and volatile interbank lending margins over official rates (to the extent banks have been willing to lend at all), which has exacerbated these risks. The margins over official rates have recently reduced to historically more normal levels but volatility and increases in margins may return. Competitive pressures on fixed rates or product terms in existing loans and deposits sometimes restrict the Group in its ability to change interest rates applying to customers in response to changes in official and wholesale market rates.

The insurance businesses of the Group face market risk arising, for example, from equity, bond and property markets in a number of ways depending upon the product and associated contract; for example, the annual management charges received in respect of investment and insurance contracts fluctuate, as do the values of the contracts, in line with the markets. Some of these risks are borne directly by the customer and some are borne by the insurance businesses. Some insurance contracts involve guarantees and options that have increased in value in the current adverse investment markets and may continue to do so. There is a risk that the insurance businesses will bear some of the cost of such guarantees and options. The insurance businesses also have capital directly invested in the markets that are exposed to market risk. The performance of the investment markets will thus have a direct impact upon the embedded value of insurance and investment contracts and the Group’s operating results, financial condition and prospects. Adverse market conditions affect investor confidence, which in turn can result in lower sales and/or reduced persistency.

Changes in foreign exchange rates affect the value of assets and liabilities denominated in foreign currencies and such changes and the degree of volatility with respect thereto may affect earnings reported by the Group. In the Group’s international businesses, earnings and net assets are denominated in local currency, which will fluctuate with exchange rates in pounds sterling terms. It is difficult to predict with any accuracy changes in economic or market conditions, and such changes could have a material adverse effect on the Group’s operating results, financial condition and prospects.

The Group’s businesses are conducted in highly competitive environments and the Group’s financial performance depends upon management’s ability to respond effectively to competitive pressures.

The markets for UK financial services, and the other markets within which the Group operates, are highly competitive, and management expects such competition to intensify in response to competitor behaviour, consumer demand, technological changes, the impact of consolidation, regulatory actions and other factors. Moreover, UK Government and/or European intervention in the banking sector may impact the competitive position of the Group relative to its international competitors which may be subject to different forms of government intervention, thus potentially putting the Group at a competitive disadvantage to local banks in such jurisdictions. Any combination of these factors could result in a reduction in profit. The Group’s financial performance and its ability to capture additional market share depends significantly upon the competitive environment and management’s response to it.

The Group’s financial performance may be materially and adversely affected by competition, including declining lending margins or competition for savings driving up funding costs which cannot be recovered from borrowers. Adverse persistency in the Group’s insurance business is a risk to current and future earnings.

A key part of the Group’s strategy involves building strong customer relationships in order to win a bigger share of its customers’ financial services spend. If the Group is not successful in retaining and strengthening customer relationships it will not be able to deliver on this strategy, and may lose market share, incur losses on some or all of its activities or fail to attract new and retain existing deposits, which could have a material adverse effect on its business, financial condition and results of operations.

Market conditions have resulted, and are expected to result in the future, in material changes to the estimated fair values of financial assets of the Group. Negative fair value adjustments have had, and may continue to have in the future, a further material adverse effect on the Group’s operating results, financial condition and prospects.

Financial markets have been subject to significant stress conditions resulting in steep falls in perceived or actual financial asset values, particularly due to the severe dislocation in the global financial markets.

The Group has material exposures to securities and other investments, including, but not limited to, asset-backed securities, structured investments and private equity investments, that are recorded at fair value and are therefore exposed to further negative fair value adjustments, particularly in view of market dislocation and the fragility of the economic recovery. Although the Board of Directors of the Company (the Board) believes that overall impairments for the Group have peaked, asset valuations in future periods, reflecting prevailing market conditions, may result in further negative changes in the fair values of the Group’s financial assets and these may also translate into increased impairments. In addition, the value ultimately realised by the Group for its securities and other investments may be lower than the current fair value. Any of these factors could require the Group to record further negative fair value adjustments, which may have a material adverse effect on its operating results, financial condition or prospects.

The Group has made asset redesignations as permitted by recent amendments to IAS 39 (‘Financial Instruments: Recognition and Measurement’). The effect of such redesignations has been, and would be, that any effect on the income statement of movements in the fair value of such redesignated assets that have occurred since 1 July 2008, in the case of assets redesignated prior to 1 November 2008, or may occur in the future, may not be recognised until such time as the assets become impaired or are disposed of.

In addition, to the extent that fair values are determined using financial valuation models, the data used by such models may not be available or may become unavailable due to changes in market conditions, particularly for illiquid assets, and particularly in times of substantial instability. In such circumstances, the Group’s valuation methodologies require it to make assumptions, judgements and estimates in order to establish fair value. These valuation models are complex and the assumptions used are difficult to make and are inherently uncertain, particularly in light of the uncertainty resulting from the current and ongoing crisis in the global financial markets, and any consequential impairments or write-downs could have a material adverse effect on the Group’s operating results, financial condition and prospects.

Credit Risks

The Group’s businesses are subject to inherent risks concerning borrower and counterparty credit quality which have affected and are expected to continue to affect the recoverability and value of assets on the Group’s balance sheet.

As one of the UK’s largest lenders with substantial business and operations overseas, the Group has exposures to many different products and counterparties, and the credit quality of its exposures can have a significant impact on its earnings. The Group makes both secured and unsecured loans to retail and corporate customers and the Group’s businesses are subject to inherent risks regarding the credit quality of, the recovery of loans to and amounts due from, customers and market counterparties. Adverse changes in the credit quality of the Group’s UK and/or international borrowers and counterparties, or in their behavior, would be expected to reduce the value of the Group’s assets, and materially increase the Group’s write-downs and allowances for impairment losses.

The Group estimates and establishes reserves for credit risks and potential credit losses inherent in its credit exposure. This process, which is critical to its results and financial condition, requires difficult, subjective and complex judgements, including forecasts of how these economic conditions might impair the ability of its borrowers to repay their loans. As is the case with any such assessments, there is always a risk that the Group will fail to identify the proper factors or that it will fail to estimate accurately the impact of factors that it identifies.

As a result of the acquisition of HBOS, the composition of the Group’s wholesale portfolio has materially changed, with much larger sectoral concentrations (for example in real estate, leveraged lending, asset-backed securities and floating rate notes issued by financial institutions) and higher levels of credit risk including substantially greater exposures, particularly in Ireland, Australia and the United States.

At the time of the acquisition of HBOS, the average rating of the HBOS Group’s corporate lending portfolio was significantly weaker than that of the heritage Lloyds TSB Group, and this continues to be the case. HBOS had substantial lending to mid-sized and private companies, a greater exposure than the heritage Lloyds TSB Group to leveraged finance and subordinated loans, as well as significant exposure to the commercial real estate sector, including hotels and residential property developers, which has been particularly adversely affected by the recessionary environment. These concentrations in cyclically weak sectors, as well as exposure at various levels of the capital structure, mean that the heritage HBOS wholesale business is potentially exposed to high and volatile levels of impairments.

It should be noted that the heritage HBOS portfolio in Ireland is heavily exposed to the commercial and residential real estate sectors, which have been negatively impacted by the current economic recession, the portfolio in Australia has material exposure to real estate and leveraged lending, and in the United States there are notable exposures to sectors such as gaming and real estate which are cyclically weak and have been negatively impacted by the economic recession. As in the UK, the heritage HBOS portfolio overseas is also particularly exposed to a small number of long-term customer relationships and these single name concentrations place the Group at risk of loss should default occur.

UK house prices have declined significantly, albeit modest increases have been evident in recent months, reflecting a correction of severely inflated asset values, triggered by the economic downturn and lower availability of credit. Economic or other factors may lead to further contraction in the mortgage market and further decreases in housing prices. Many borrowers in the UK borrow on short-term fixed or discounted floating rates and when such rates expire the continued reduced supply and stricter terms of mortgages, together with the potential for higher mortgage rates, could lead to higher default and delinquency rates. The Group provides mortgages to buy-to-let investors where increasing unemployment, an excess supply of rental property or falls in rental demand could also impact the borrowers’ income and ability to service the loans. If interest rates rise, or the current economic recovery falters, causing further decreases in house prices and/or increases in unemployment, the Group’s retail portfolios could generate substantial impairment losses which could materially affect its operations, financial condition and prospects. Furthermore, the Group has direct exposure to self- certification and sub-prime mortgages in the UK and is therefore subject to the risks inherent in this type of mortgage lending in the event of decreases in house prices, increases in unemployment or a reduction in borrowers’ incomes and the risk that the Group has incorrectly assessed the credit quality or willingness to pay of borrowers as a result of incomplete or inaccurate disclosure by those borrowers. At present, mortgage default and delinquency rates are cushioned by unprecedented low rates of interest which have improved customer affordability, and this has created the risk of increased defaults and delinquency rates as the economy recovers from the recession and interest rates start to rise.

Although the Board believes that overall impairments for the Group have peaked, there is a risk of further increases in the impairment charges for some businesses and there remain ongoing concerns with regard to the outlook for the Irish economy in particular. Moreover, there remains a risk that further material impairments in the Group’s portfolios could come to light, particularly in the event of any further significant deterioration in the economic environment although the performance of some of the Group’s exposures might deteriorate further even in the absence of further economic decline, particularly in Ireland. Any such unforeseen material further impairments could have a material and adverse effect on the Group’s operations, financial condition and prospects.

Concentration of credit and market risk could increase the potential for significant losses.

The Group has exposure to concentration risk where its business activities focus particularly on a similar type of customer or product or geographic location including the UK market, which could be adversely affected by changes in economic conditions. Additionally, the heritage HBOS strategy of supporting UK entrepreneurs together with its joint venture model and its focus on commercial property lending has given rise to significant single name and risk capital exposure. Given the Group’s high concentrations of property exposure, further decreases in residential or commercial property values and/or further tenant defaults are likely to lead to higher impairment losses, which could materially affect its operations, financial condition and prospects.

The Group’s efforts to diversify or hedge its credit portfolio against concentration risks may not be successful and any concentration of credit risk could increase the potential for significant losses in its credit portfolio. In addition, the disruption in the liquidity or transparency of the financial markets may result in the Group’s inability to sell or syndicate securities, loans or other instruments or positions held, thereby leading to increased concentrations of such positions. These concentrations could expose the Group to losses if the mark-to-market value of the securities, loans or other instruments or positions declines causing the Group to take write-downs. Moreover, the inability to reduce the Group’s positions not only increases the market and credit risks associated with such positions, but also increases the level of risk-weighted assets on the Group’s balance sheet, thereby increasing its capital requirements and funding costs, all of which could adversely affect the Group’s operating results, financial condition and prospects. The acquisition of HBOS has in some cases increased the Group’s exposure to concentration risk, since the combination of two portfolios inevitably gives rise to some greater concentrations than would otherwise have been permitted. Market conditions at present mean that it is difficult to achieve sales to ameliorate these concentrations.

If the perceived creditworthiness of market counterparties does not improve or continues to deteriorate, the Group may be forced to record further credit valuation adjustments on securities insured or guaranteed by such parties, which could have a material adverse effect on the Group’s results of operations, financial condition and prospects.

The Group has credit exposure to market counterparties through securities insured or guaranteed by such parties and credit protection bought from such parties with respect to certain over-the-counter derivative contracts, mainly credit default swaps (CDSs) which are carried at fair value. The fair value of these underlying CDSs and other securities, and the Group’s exposure to the risk of default by the underlying counterparties, depend on the valuation and the perceived credit risk of the instrument insured or guaranteed or against which protection has been bought. Market counterparties have been adversely affected by their exposure to residential mortgage-linked products, and their perceived creditworthiness has deteriorated significantly since 2007. They may continue to be substantially adversely impacted by such or other events. Their creditworthiness may further deteriorate as a consequence of the deterioration of the value of underlying assets. Although the Group seeks to limit and manage direct exposure to market counterparties, indirect exposure may exist through other financial arrangements and counterparties. If the financial condition of market counterparties or their perceived creditworthiness deteriorates further, the Group may record further credit valuation adjustments on the underlying instruments insured by such parties in addition to those already recorded. Any primary or indirect exposure to the financial condition or creditworthiness of these counterparties could have a material adverse impact on the results of operations, financial condition and prospects of the Group.

The Group’s borrowing costs and access to the capital markets depend significantly on the Company’s credit ratings and market perception of the Company’s financial resilience and those of Lloyds TSB Bank plc, HBOS plc and Bank of Scotland plc and any deterioration could materially adversely affect the Group’s results of operations, financial condition and prospects.

As at 30 April 2010, the long-term credit ratings for the Company were A1 from Moody’s Investors Service Limited, A from Standard & Poor’s Ratings Services, AA- (AA minus) from Fitch Ratings Limited and A (high) from DBRS. As at 30 April 2010, the long-term credit ratings for Lloyds TSB Bank plc were Aa3 from Moody’s Investors Service Limited, A+ (A plus) from Standard & Poor’s Ratings Services, AA- (AA minus) from Fitch Ratings Limited and AA (low) from DBRS. As at 30 April 2010, the long-term credit ratings for HBOS plc were A1 from Moody’s Investors Service Limited, A from Standard & Poor’s Rating Services, AA- (AA minus) from Fitch Ratings Limited and AA (low) from DBRS. As at 30 April 2010, the long-term credit ratings for Bank of Scotland plc were Aa3 from Moody’s Investors Service Limited, A+ (A plus) from Standard & Poor’s Ratings Services, AA- (AA minus) from Fitch Ratings Limited and AA (low) from DBRS.

As at 30 April 2010, the Company also had short-term ratings of A-1 from Standard & Poor’s Ratings Services and F1+ from Fitch Ratings Limited. Lloyds TSB Bank plc had short-term ratings of P-1 from Moody’s Investors Service Limited, A-1 from Standard & Poor’s Ratings Services, F1+ from Fitch Ratings Limited and R-1 (middle) from DBRS. HBOS plc had short-term ratings of P-1 from Moody’s Investors Service Limited, A-1 from Standard & Poor’s Ratings Services, F1+ from Fitch Ratings Limited and R-1 (middle) from DBRS. Bank of Scotland plc had short-term ratings of P-1 from Moody’s Investors Service Limited, A-1 from Standard & Poor’s Ratings Services, F1+ from Fitch Ratings Limited and R-1 (middle) from DBRS.

Reduction in the credit ratings of the Group or deterioration in the capital market’s perception of the Group’s financial resilience, could significantly increase its borrowing costs, limit its access to the capital markets and trigger additional collateral requirements in derivative contracts and other secured funding arrangements. Therefore, any further reduction in credit ratings or deterioration of market perception could materially adversely affect the Group’s access to liquidity and competitive position, increase its funding costs and, hence, have a material adverse effect on the Group’s business, financial position and results of operations. These material adverse effects could also follow from a reduction in the credit ratings of Lloyds TSB Bank plc, HBOS plc or Bank of Scotland plc.

Financial Soundness Risks

The Group’s businesses are subject to inherent risks concerning liquidity, particularly if the availability of traditional sources of funding such as retail deposits or the access to wholesale money markets continues to be limited or becomes more limited. The Group continues to be reliant on various government liquidity schemes and will face refinancing risk as transactions under these schemes mature.

The Group’s businesses are subject to risks concerning liquidity, which are inherent in banking operations. If access to liquidity is constrained for a prolonged period of time, this could affect the Group’s profitability. Whilst the Group expects to have sufficient access to liquidity to meet its funding requirements even in a stressed scenario, under extreme and unforeseen circumstances a prolonged and severe restriction on the Group’s access to liquidity (including government and central bank funding and liquidity support) could affect the Group’s ability to meet its financial obligations as they fall due or to fulfil its commitments to lend, and in such extreme circumstances the Group may not be in a position to continue to operate without additional funding support, which it may be unable to access, which could have a material impact on the Group’s solvency, including its ability to meet its regulatory minimum liquidity requirements. These risks can be exacerbated by many enterprise-specific factors, including an over-reliance on a particular source of funding (including, for example, securitisations, covered bonds, foreign markets and short-term and overnight money markets), changes in credit ratings, or market-wide phenomena such as market dislocation and major disasters. There is also a risk that corporate and institutional counterparties may look to reduce aggregate credit exposures to the Group or to all banks which could increase the Group’s cost of funding and limit its access to liquidity. In addition, the funding structure employed by the Group may prove to be inefficient giving rise to a level of funding cost that is not sustainable in the long run. The funding needs of the Group will increase to the extent that customers, including conduit vehicles of the Group, draw down under existing credit arrangements with the Group and such increases in funding needs may be material. In order to continue to meet its funding obligations and to maintain or grow its businesses generally, the Group relies on customer savings and transmission balances, as well as ongoing access to the global wholesale funding markets, central bank liquidity facilities (for example, Bank of England, European Central Bank and Federal Reserve Bank of New York) and the UK Government Credit Guarantee Scheme. The ability of the Group to access wholesale and retail funding sources on satisfactory economic terms is subject to a variety of factors, including a number of factors outside of its control, such as liquidity constraints, general market conditions, regulatory requirements, the encouraged or mandated repatriation of deposits by foreign wholesale or central bank depositors and loss of confidence in the UK banking system, any of which could affect the Group’s profitability or, in the longer term under extreme circumstances, its ability to meet its financial obligations as they fall due.

Medium-term growth in the Group’s lending activities will depend, in part, on the availability of retail funding on appropriate terms, for which there is increasing competition. See “Risk factors—Business and economic risks—The Group’s businesses are conducted in highly competitive environments and the Group’s financial performance depends upon management’s ability to respond effectively to competitive pressures for a discussion of the competitive nature of the banking industry and competitive pressures that could have a negative impact on the availability of customer deposits and retail funding. This reliance has increased in the recent past given the difficulties in accessing wholesale funding. Increases in the cost of such funding will impact on the Group’s margins and affect profit, and a lack of availability of such retail deposit funding could impact on the Group’s future growth.”

The ongoing availability of retail deposit funding is dependent on a variety of factors outside the Group’s control, such as general economic conditions and market volatility, the confidence of retail depositors in the economy in general and in the Group in particular, the financial services industry specifically and the availability and extent of deposit guarantees. These or other factors could lead to a reduction in the Group’s ability to access retail deposit funding on appropriate terms in the future. Any loss in consumer confidence in the banking businesses of the Group could significantly increase the amount of retail deposit withdrawals in a short space of time and this may have an adverse effect on the Group’s profitability. Should the Group experience an unusually high and unforeseen level of withdrawals, in such extreme circumstances the Group may not be in a position to continue to operate without additional funding support, which it may be unable to access, which could have a material impact on the Group’s solvency.

In addition, if the current difficulties in the wholesale funding markets are not resolved or central bank provision of liquidity to the financial markets is abruptly curtailed, it is likely that wholesale funding will prove even more difficult to obtain. Such liquidity constraints could affect the Group’s profitability. Whilst the Group expects to have sufficient access to liquidity to meet its funding requirements even in a stressed scenario, under extreme and unforeseen circumstances a prolonged and severe restriction on the Group’s access to these traditional sources of liquidity could have a material adverse effect on the Group’s business, financial position and results of operations, and in such extreme circumstances the Group may not be in a position to continue to operate without additional funding support, which it may be unable to access and which, in turn, could have a material impact on the Group’s solvency.

Whilst various governments, including the UK Government, and central banks have taken substantial measures to ease the crisis in liquidity, (for example, the UK Credit Guarantee Scheme), there can be no assurance that these measures will succeed in materially improving the liquidity position of major UK banks, including the Group in the longer term. In addition, the availability and the terms on which any such measures will continue to be made available to the Group in the longer term are uncertain. The Group does not have influence over the policy making behind such measures. Further, there can be no assurance that these conditions will not lead to an increase in the overall concentration risk and cost of funding of the Group. The Group has substantially relied on the Bank of England liquidity facilities as well as the UK Government funding scheme. The

Group does not expect that there will be any extension or renewal of the Special Liquidity Scheme (which was closed for new transactions in January 2009) or the Credit Guarantee Scheme (which was closed for new issuance in February 2010). Accordingly, the Group will face a refinancing concentration during 2011 and 2012 associated with the maturity of the Special Liquidity Scheme transactions and Credit Guarantee Scheme issuance undertaken by the Group prior to the closure of those schemes. While the Group expects that the impact of this refinancing concentration can be mitigated by a combination of alternative funding over the course of the next two years and reductions in the Group’s net wholesale funding requirement over the same period, there can be no assurance that these mitigation efforts will be successful. Under the GAPS Withdrawal Deed, the Company has agreed to develop with the FSA a medium term funding plan aimed at reducing dependence on short term funding, to be regularly reviewed by the FSA and the Bank of England. If the Group’s funding plan is not successful in mitigating the impact of this refinancing concentration in 2011, the Group could at that time face serious liquidity constraints, which would have a material adverse impact on its solvency.

At the time of the acquisition of HBOS, the HBOS Group had a funding profile that involved the need to refinance a higher volume of maturing wholesale funding than that of heritage Lloyds TSB. As this continues to be the case, the funding profile of the Group involves substantially higher refinancing risk than the funding profile of heritage Lloyds TSB on a stand-alone basis. The Group will also continue to be dependent on its credit ratings in order to be able to attract wholesale investors into its debt issuance programmes; should the ratings fall, the cost of refinancing will increase and it may not be possible to refinance borrowings as they mature on favourable terms. Such increased refinancing risk, in isolation or in concert with the related liquidity risks noted above, could have a material adverse effect on the Group’s profitability and, in the longer term under extreme and unforeseen circumstances, its ability to meet its financial obligations as they fall due.

The Group has been and could continue to be negatively affected by the soundness and/or the perceived soundness of other financial institutions, which could result in significant systemic liquidity problems, losses or defaults by other financial institutions and counterparties, and which could materially adversely affect the Group’s results of operations, financial condition and prospects.

Against the backdrop of the lack of liquidity and the recent high cost of funds relative to official rates in the interbank lending market, which was unprecedented in recent history, the Group is subject to the risk of deterioration of the commercial soundness and/or perceived soundness of other financial services institutions within and outside the United Kingdom. Financial services institutions that deal with each other are interrelated as a result of trading, investment, clearing, counterparty and other relationships. This risk is sometimes referred to as ‘systemic risk’ and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges with whom the Group interacts on a daily basis, all of which could have an adverse effect on the Group’s ability to raise new funding.

The Group routinely executes a high volume of transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients, resulting in a significant credit concentration. The Group is exposed to counterparty risk as a result of recent financial institution failures and nationalisations and will continue to be exposed to the risk of loss if counterparty financial institutions fail or are otherwise unable to meet their obligations. A default by, or even concerns about the financial resilience of, one or more financial services institutions could lead to further significant systemic liquidity problems, or losses or defaults by other financial institutions, which could have a material and adverse effect on the Group’s results of operations, financial condition and prospects.

The Group is subject to the risk of having insufficient capital resources to meet the minimum required by regulators.

The Group is subject to extensive regulation and regulatory supervision in relation to the levels of capital in its business. Currently, the Group meets and exceeds its regulatory capital requirements.

The Group expects to continue to meet both its regulatory capital requirements and the additional capital requirements imposed by the FSA Stress Test. However, the FSA could apply increasingly stringent stress case scenarios in determining the required capital ratios for the Group and other banks, increase the minimum regulatory requirements imposed on the Group, introduce liquidity restrictions, introduce new ratios and/or change the manner in which it applies existing regulatory requirements to recapitalised banks including those within the Group. Specifically, in relation to the consultation papers issued by the Basel Committee on Banking Supervision (‘Strengthening the resilience of the banking sector’ and ‘International framework for liquidity risk measurement, standards and monitoring’), the Group is participating in the industry-wide consultation and calibration exercises taking place through 2010. In order to meet additional regulatory capital requirements, the Group may be forced to raise further capital.

Further, within the Group, the heritage Lloyds TSB and HBOS businesses may have approaches to the Basel II modelling of regulatory capital requirements which may differ according to the assumptions used. The two model methodologies are being aligned where appropriate. These models rely on a number of assumptions and changes to these assumptions and/or the methodologies adopted may result in changes to the Group’s combined reported level of regulatory capital.

The Group’s ability to maintain its targeted and regulatory capital ratios in the longer term could be affected by a number of factors, including net synergies and implementation costs following the acquisition of HBOS, and its level of risk-weighted assets, post-tax profit and fair value adjustments. In addition to the fair value adjustments, the Group’s core tier 1 capital ratio will be directly impacted by any shortfall in forecasted after-tax profit (which could result, most notably, from greater than anticipated asset impairments and/or adverse volatility relating to the insurance or lending businesses). Furthermore, under Basel II, capital requirements are inherently more sensitive to market movements than under previous regimes and capital requirements will increase if economic conditions or negative trends in the financial markets worsen.

If the regulatory capital requirements, liquidity restrictions or ratios applied to the Group are increased in the future, any failure of the Group to maintain such increased regulatory capital ratios could result in administrative actions or sanctions, which in turn may have a material adverse effect on the Group’s operating results, financial condition and prospects. A shortage of available capital would also affect the Group’s ability to pay dividends, continue organic growth or pursue acquisitions or other strategic opportunities. In particular, changes in regulatory capital requirements imposed by the Group’s regulators could cause the Group to defer the re-introduction of ordinary dividends or change its dividend policy.

The Group’s life assurance and general insurance businesses in the UK are subject to capital requirements prescribed by the FSA, and the Group’s life and general insurance companies outside the UK are subject to local regulatory capital requirements. In July 2007, the European Commission published a draft proposal for primary legislation to define broad ‘framework’ principles for Solvency II, a fundamental review of the capital adequacy regime for the European insurance industry. Solvency II aims to establish a revised set of EU-wide capital requirements where the required regulatory capital will be dependent upon the risk profile of the entities, together with risk management standards, that will replace the current Solvency I requirements. Solvency II is still in development, but there is a risk that the final regime could increase the amount of regulatory capital the Group’s life assurance and general insurance businesses are required to hold, thus decreasing the amount of capital available for other uses.

Risks relating to the Senior Notes

Our Senior Notes are unsecured, are effectively subordinated to our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities.

Our Senior Notes are unsecured, will be effectively subordinated to all secured indebtedness we may incur, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities. The indenture relating to our Senior Notes does not restrict our ability to incur secured indebtedness in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of our Senior Notes then outstanding.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to our Senior Notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of a note holders to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on our Senior Notes.

An active trading market may not develop for the Senior Notes.

Prior to the offering, there was no existing trading market for the Senior Notes. We intend to apply for listing of the Senior Notes on the New York Stock Exchange. If, however, an active trading market does not develop or is not maintained, the market price and liquidity of the Senior Notes may be adversely affected. In that case, holders of the Senior Notes may not be able to sell Senior Notes at a particular time or may not be able to sell Senior Notes at a favorable price. The liquidity of any market for the Senior Notes will depend on a number of factors including:

•	the number of holders of the Senior Notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the Senior Notes.

LBG’s credit ratings may not reflect the potential impact of all risks related to the market values of the Senior Notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the Senior Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

We may redeem the Senior Notes at any time for certain tax reasons. More generally, we may redeem the Senior Notes at our option on or after July 15, 2015.

We may redeem the Senior Notes in whole or in part at any time falling on or after July 15, 2015 at 100% of their principal amount together with any accrued but unpaid interest to the date of redemption. We may also redeem the Senior Notes at any time in whole (but not in part) upon the occurrence of certain tax changes as described in this prospectus supplement and accompanying prospectus.

RECENT DEVELOPMENTS

The UK’s new coalition government put forward proposals in June 2010 which will significantly change the regulatory architecture in the UK, conferring responsibility for prudential regulation on a subsidiary of the Bank of England, and creating a new consumer protection and markets authority responsible for conduct of business of all financial firms. The June budget announced that a 0.07% bank levy (0.04% for 2011) will be imposed on large UK banks and foreign banks operating in the UK from 1 January 2011. The government has appointed an independent commission to review possible structural measures to reform the banking system and promote stability and competition. That commission will publish its final report by the end of September 2011, and will consider whether to force the UK’s largest financial institutions to split their retail and investment banking arms, and the extent to which large banks gain competitive advantage from being perceived as too big to fail as well as the risks to the government’s fiscal position resulting from its recommendations.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes, less the underwriting discounts stated on the cover of this prospectus supplement and expenses payable by us, together estimated at $24,020,735, are estimated to be $725,979,265 ($834,935,515 if the underwriters’ over-allotment option is exercised in full). These proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table shows the Group’s capitalization and indebtedness on an unaudited consolidated basis in accordance with IFRS as at March 31, 2010, as adjusted for the issuance of the Senior Notes. In accordance with IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table below.

	March 31 2010 £m	As adjusted for Issuance of Senior Notes £m(a)
Capitalization
Equity
Shareholders’ equity	45,408	45,408
Minority interests	826	826

Total equity	46,234	46,234

Indebtedness
Subordinated liabilities
Preference shares	1,476	1,476
Preferred securities	2,048	2,048
Undated subordinated liabilities	4,997	4,997
Enhanced capital notes	9,243	9,243
Dated subordinated liabilities	17,889	17,889

Total subordinated liabilities	35,653	35,653
Debt securities
Debt securities in issue	235,765	236,259
Liabilities held at fair value through profit or loss (debt securities)	6,340	6,340
Total debt securities	242,105	242,599
Total indebtedness	277,758	278,252
Total capitalization and indebtedness	323,992	324,486

(a)

The ‘As adjusted’ column reflects the effects of the offering, without taking into account the over allotment, converted from dollars to sterling at a rate of $1.5169=£1.00, the rate used to translate assets and liabilities as at March 31, 2010. We make no representation that amounts have been or could have been or could in the future be converted into dollars at that rate or any other rate.

Excluding indebtedness issued under government-guaranteed funding programs, none of the indebtedness set forth above is guaranteed by persons other than members of the Group. As of March 31, 2010, all indebtedness was unsecured except for £64.9 billion of debt securities.

The information in the table above does not reflect the following changes since March 31, 2010:

(1)	the issuance of £750 million in subordinated indebtedness.

(2)	the repurchase of approximately $295 million in liquidation preference of certain non-cumulative preference shares for cash and the related issuance of approximately 216 million ordinary shares.

(3)	the exchange of approximately $760 million and ¥42.5 billion in subordinated debt securities for an aggregate of approximately 943 million ordinary shares.

Except as disclosed above, there has been no material change in the information set forth in the table above since March 31, 2010.

DESCRIPTION OF THE SENIOR NOTES

The following is a summary of certain terms of the Senior Notes. It supplements the description of the general terms of the debt securities of any series we may issue contained in the accompanying prospectus under the heading “Description of Debt Securities.” If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

The Senior Notes will be issued in denominations of $25 and integral multiples thereof and will mature on July 15, 2050. From and including the date of issuance, interest will accrue on the Senior Notes at a rate of 7.75% per annum. Interest will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2010. The regular record dates for the Senior Notes will be December 15, March 15, June 15 and September 15 of each year immediately preceding the interest payment dates on each January 15, April 15, July 15 and October 15, respectively.

If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

A “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Further Issuances:

We may, without the consent of the holders, increase the principal amount of the Senior Notes by issuing additional Senior Notes in the future on the same terms and conditions, except for any differences in the issue price, issue date and interest accrued prior to the issue date of the additional Senior Notes, and with the same CUSIP number as the Senior Notes offered hereby. Any additional Senior Notes would rank equally and ratably with the Senior Notes offered by this prospectus supplement and would be treated as a single class for all purposes under the indenture. Any additional Senior Notes that are issued with the same CUSIP or other identifying number of previously issued Senior Notes must be fungible with such previously-issued Senior Notes for U.S. Federal income tax purposes.

Optional Redemption

Lloyds Banking Group plc may redeem some or all of the Senior Notes on or after July 15, 2015, at any time and from time to time at a redemption price equal to 100% of the aggregate principal amount of the Senior Note being redeemed and accrued but unpaid interest, if any, to the redemption date.

Tax Redemption

We may redeem the Senior Notes in whole but not in part if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction:

•	in making any payments on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•	payments on the next payment date in respect of any of the series of debt securities would be treated as “distributions” within the meaning of Chapter 2 Part 23 of the Corporation Tax

Act 2010 of the United Kingdom, or any statutory modification or re-enactment of such Act; or

•

on the next payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In the event of such a redemption, the redemption price of the Senior Notes will be 100% of their principal amount together with any accrued but unpaid interest to the date of redemption.

If we elect to redeem the Senior Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the redemption date. The circumstances in which we may redeem the Senior Notes and the applicable procedures are described further in the accompanying prospectus under “Description of Debt Securities—Redemption.”

General

The Senior Notes will constitute a separate series of senior debt securities issued under an indenture between us as Issuer and The Bank of New York Mellon as trustee. Book-entry interests in the Senior Notes will be issued in minimum denominations of $25 and in integral multiples in excess thereof. Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal Corporate Trust Office of the trustee in London, United Kingdom, is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Senior Notes in fully registered form. The Senior Notes will be represented by one or more global securities in the name of a nominee of The Depository Trust Company (the “DTC”). You will hold beneficial interest in the Senior Notes through the DTC and its participants. The Underwriters expect to deliver the Senior Notes through the facilities of the DTC on July 6, 2010. For a more detailed summary of the form of the Senior Notes and settlement and clearance arrangements, you should read “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus. Indirect holders trading their beneficial interests in the Senior Notes through the DTC must trade in the DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Definitive debt securities will only be issued in limited circumstances described under “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Payment of principal of and interest on the Senior Notes, so long as the Senior Notes are represented by global securities, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of the DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, without the consent of the holders of the Senior Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes described in this prospectus supplement except for the price to the public and issue date, provided that such further notes must be fungible with the Senior Notes for U.S. federal income tax purposes. Any such additional notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to senior debt securities issued by us, to be dated as of July 6, 2010, between us and The Bank of New York Mellon. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Payment of Additional Amounts

The United Kingdom (or any political subdivision thereof or therein having the power to tax) may require us to withhold certain amounts from payments of principal, premium if any, or interest on the Senior Notes, as the case may be, for taxes or any other levies, imposts, duties, charges, fees, deductions or withholdings. If a withholding of this type is required, we may be required to pay additional amounts so that the net amount paid in respect of principal, premium, if any, or interest on the Senior Notes will be the amount that would have been payable had no such withholding been required. For more information on additional amounts and the situations in which we must pay additional amounts, see “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Waiver of Right to Set-Off

By accepting a Senior Note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such Senior Note or the indenture (or between our obligations under or in respect of any Senior Note and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Discharge

We can legally release ourselves from any payment or other obligations on the Senior Notes, except for various obligations described below, if the Senior Notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we deposit in trust for your benefit and the benefit of all other direct holders of the Senior Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Senior Notes on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Description of Debt Securities—Events of Default and Defaults; Limitation of Remedies—Senior Debt Security Event of Default” in the accompanying prospectus. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

However, even if we take these actions, a number of our obligations under the senior debt indenture will remain.

Listing

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange in accordance with its rules.

Events of Default

For details on the events of default, please refer to the accompanying prospectus section titled “Senior Debt Security Events of Default”.

CERTAIN U.K. AND U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of the material U.K. and U.S. federal tax consequences of the acquisition, ownership and disposition of the Senior Notes by a “U.S. holder,” described below, that is not connected with us for relevant tax purposes, that holds the Senior Notes as capital assets and that purchases them as part of the initial offering of the Senior Notes at their “issue price,” which will be equal to the first price to the public (not including bondhouses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Senior Notes is sold for money. For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Senior Note that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances or to holders subject to special rules, such as:

•	holders who are resident (or in the case of an individual, ordinarily resident) in the United Kingdom for U.K. tax purposes;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	persons that own, or are deemed to own, 10% or more of our voting stock; or

•

persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom.

If a partnership holds a Senior Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding a Senior Note should consult its tax advisor.

The statements regarding U.K. and U.S. tax laws and practices set out below, including those regarding the U.K./U.S. double taxation convention relating to income and capital gains (the “Treaty”), are based on those laws, practices and conventions as of the date of this prospectus supplement. They are subject to changes in those laws, practices and conventions, and any relevant judicial decision, after the date of this prospectus supplement, which may apply with retrospective effect. This summary is not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. holder. You should satisfy yourself as to the tax consequences in your own particular circumstances of the acquisition, ownership and disposition of the Senior Notes.

United Kingdom

Payments. Interest that we pay on the Senior Notes will be made without withholding for or deduction of U.K. income tax, provided that the Senior Notes are and remain listed on a “recognized stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007 (the “Act”). The New York Stock Exchange is currently a recognized stock exchange for these purposes. The Senior Notes will satisfy this requirement if they are officially listed in the United States in accordance with provisions corresponding to those generally applicable in EEA states and are admitted to trading on the New York Stock Exchange.

In all other cases, an amount on account of U.K. income tax must generally be withheld at the basic rate (currently 20%), unless HM Revenue & Customs (“HMRC”) has issued a direction to us to the contrary, granting relief to the U.S. holder pursuant to the provisions of the Treaty, or unless certain other exceptions relating to the status of the U.S. holder apply. Certain U.S. holders will be entitled to receive payments free of withholding of U.K. income tax under the Treaty and will under current HMRC administrative procedures be able to make a claim for the issuance of such a direction by HMRC. However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question. If the notes are not listed on a recognized stock exchange as described above and such a direction is not given, we will be required to withhold tax, although a U.S. holder entitled to relief under the Treaty may subsequently claim the amount withheld from HMRC.

Interest on the Senior Notes constitutes United Kingdom source income for U.K. tax purposes and, as such, may be subject to U.K. income tax by direct assessment even where paid without withholding or deduction. However, where the payments are made without withholding or deduction, the payments will not be assessed to U.K. tax if you are not resident in the U.K., except if you carry on a trade, profession or vocation in the U.K. through a U.K. branch or agency in connection with which interest is received or to which the Senior Notes are attributable (or in the case of a corporate U.S. holder, if you carry on a trade in the U.K. through a permanent establishment in the U.K. in connection with which the payments are received or to which the Senior Notes are attributable), in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency or permanent establishment.

Any person in the U.K. paying interest to, or receiving interest on behalf of, another person, may be required to provide information in relation to the identity of the payee or person entitled to the interest to HMRC. HMRC may communicate this information to the tax authorities of other jurisdictions.

Disposal (including Redemption). Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. holder will not, upon disposal (including redemption) of a Senior Note, be liable for U.K. taxation on gains realized, unless at the time of the disposal the U.S. holder is resident or ordinarily resident for tax purposes in the U.K., carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which the Senior Notes are attributable or, in the case of a corporate U.S. holder, if the U.S. holder carries on a trade in the U.K. through a permanent establishment in the U.K. and the Senior Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that branch or agency or permanent establishment.

A U.S. holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the U.K. for a period of less than five years of assessment and who disposes of a Senior Note during that period may be liable to U.K. tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. holder who is an individual or other non-corporation taxpayer will not, upon transfer or redemption of a Senior Note, be subject to any U.K. income tax charge on accrued but unpaid payments of interest, unless the U.S. holder at any time in the relevant year of assessment or accounting period carried on a trade profession or vocation in the United Kingdom through a branch or agency to which the Senior Note is attributable.

Annual Tax Charges. Corporate U.S. holders who do not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment in the U.K. to which the Senior Notes are attributable will not be liable to U.K. tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the Senior Notes.

Stamp Duty and Stamp Duty Reserve Tax. No U.K. stamp duty or stamp duty reserve tax will be payable on the issue, transfer or redemption of the Senior Notes.

EU Directive on taxation of savings income. The Council of the European Union has adopted a directive regarding the taxation of savings income. The Directive requires Member States of the

European Union to provide to the tax authorities of other Member States details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident, or certain other persons established, in another Member State, except that Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments unless during such period they elect otherwise.

United States

It is expected, and this disclosure assumes, that the Senior Notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes. Accordingly, interest on a Senior Note (including any U.K. tax withheld) will be includable in income by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Interest income from the Senior Notes (including any U.K. tax withheld) will constitute foreign source income which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

A U.S. holder will, upon sale, exchange or redemption of a Senior Note, generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (not including amounts received that are attributable to accrued interest which will be treated as ordinary interest income) and the U.S. holder’s tax basis in the Senior Note. Any gain or loss will generally be U.S. source capital gain or loss and will be treated as long-term capital gain or loss if the Senior Note has been held for more than one year at the time of disposition. If the U.S. holder is an individual, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information returns may be filed with the Internal Revenue Service in connection with payments on the Senior Notes and the proceeds from a sale or other disposition of the Senior Notes. A U.S. holder may be subject to United States backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement and a pricing agreement with respect to the Senior Notes. Subject to certain conditions, we have agreed to sell to the Underwriters and each Underwriter has severally, and not jointly, agreed to purchase the principal amount of Senior Notes indicated opposite such Underwriter’s name in the following table.

Underwriters	Principal Amount of PINES®
Citigroup Global Markets Inc.	$123,650,000
Banc of America Securities LLC	$123,575,000
UBS Securities LLC	$123,575,000
Wells Fargo Securities, LLC	$123,575,000
BNP Paribas Securities Corp.	$18,750,000
Goldman, Sachs & Co.	$18,750,000
HSBC Securities (USA) Inc.	$18,750,000
J.P. Morgan Securities Inc.	$18,750,000
RBC Capital Markets Corporation	$18,750,000
Deutsche Bank Securities Inc.	$7,500,000
Lloyds TSB Bank plc	$7,500,000
RBS Securities Inc.	$7,500,000
Ameriprise Financial Services, Inc.	$5,000,000
Barclays Capital Inc.	$5,000,000
BNY Mellon Capital Markets, LLC	$5,000,000
Credit Suisse Securities (USA) LLC	$5,000,000
Daiwa Securities America Inc.	$5,000,000
Edward D. Jones & Co., L.P.	$5,000,000
Fidelity Capital Markets, A Division of National Financial Services LLC	$5,000,000
J.J.B. Hilliard, W.L. Lyons, Inc.	$5,000,000
Janney Montgomery Scott LLC	$5,000,000
Jefferies & Company, Inc.	$5,000,000
Keefe, Bruyette & Woods, Inc.	$5,000,000
KeyBanc Capital Markets Inc.	$5,000,000
Mesirow Financial, Inc.	$5,000,000
Morgan Keegan & Company, Inc.	$5,000,000
Nomura Securities International, Inc.	$5,000,000
Oppenheimer & Co. Inc.	$5,000,000
Piper Jaffray & Co.	$5,000,000
Raymond James & Associates, Inc.	$5,000,000
Robert W. Baird & Co. Incorporated	$5,000,000
William Blair & Co., L.L.C.	$5,000,000
Advisors Asset Management	$1,875,000
B.C. Ziegler and Company	$1,875,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	$1,875,000
Blaylock Robert Van, LLC	$1,875,000
BOSC, Inc.	$1,875,000
C.L. King Associates, Inc.	$1,875,000
Cabrera Capital Markets, LLC	$1,875,000
CastleOak Securities, L.P.	$1,875,000
City Securities Corporation	$1,875,000
Comerica Securities, Inc.	$1,875,000
Crews & Associates, Inc.	$1,875,000
Crowell, Weedon & Co.	$1,875,000
D.A. Davidson & Co.	$1,875,000
Davenport & Company LLC	$1,875,000

Underwriters	Principal Amount of PINES®
Doley Securities, LLC	$1,875,000
Ferris, Baker Watts, Incorporated	$1,875,000
Fifth Third Securities, Inc.	$1,875,000
Fixed Income Securities, L.P.	$1,875,000
Guzman & Company	$1,875,000
Pershing LLC	$1,875,000
Standard Chartered Bank	$1,875,000

Total:	$750,000,000

The Underwriters propose to offer Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price less a concession not in excess of $0.50 per Senior Note; provided, however, that such concession for sales to certain institutions will not be in excess of $0.30 per Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Senior Note to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The underwriting agreement and the pricing agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have undertaken to purchase all the Senior Notes offered by this prospectus supplement if any of these Senior Notes are purchased.

We have granted to the Underwriters an option to purchase up to a further $112,500,000 in principal amount of optional Senior Notes at the public offering price, less the underwriting discount, solely to cover over-allotments.

Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Senior Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms, and trading of the Senior Notes is expected to commence within a 30 day period after the Senior Notes are first issued.

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange. The Senior Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

The Senior Notes will settle through the facilities of the DTC and its participants (including Euroclear and Clearstream Banking). The CUSIP number for the Senior Notes is 539439 802, the ISIN is US 5394398029 and the Common Code is 052442273.

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

We estimate that our total expenses for the offering, excluding underwriting commissions will be approximately $865,050 which includes legal fees of approximately $196,000, printer fees of approximately $100,000, auditor fees of approximately $240,000, trustee fees of approximately $55,000, expected listing fees of approximately $212,550, fees paid to the Securities and Exchange Commission of approximately $61,500.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

It is expected that delivery of the Senior Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of pricing of the Senior Notes (such settlement cycle being referred to as “T+3”).

Stabilization Transactions and Short Sales

In connection with the offering, the Underwriters may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Senior Notes than they are required to purchase from us in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Senior Notes sold by or for the account of such Underwriter in stabilizing or short- covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Senior Notes. As a result, the price of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In connection with the issue of the Senior Notes, Citigroup Global Markets Inc. (the “Stabilization Manager”) or any person acting on behalf of the Stabilization Manager may over-allot or effect transactions with a view to supporting the market price of the Senior Notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no assurance that the Stabilization Manager or any persons acting on behalf of the Stabilization Manager will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Senior Notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date of the Senior Notes and 60 days after the date of the allotment of the Senior Notes.

In the ordinary course of business, the Underwriters and their affiliates may have engaged in and may in the future engage in investment, financial, banking and advisory services with us or our affiliates, for which customary fees may apply.

Selling Restrictions

United Kingdom

Each Underwriter has represented and agreed that, in connection with the distribution of the Senior Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of such Senior Notes or any investments representing the Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to us and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any Senior Notes in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Senior Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Senior Notes to the public in that Relevant Member State:

(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Citigroup Global Markets Inc.; or

(iv)	in any other circumstances falling under Article 3(2) of the Prospectus Directive,

provided no such offer of Senior Notes referred to in (i) to (iv) above, requires the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of the Senior Notes to the public” in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Relevant Member State.

Hong Kong

The Senior Notes may not be offered or sold by means of any document other than (i) in circumstance which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except, if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the Financial Instruments and Exchange Act). Accordingly, each underwriter has represented and agreed, and each further underwriter appointed will be required to represent and agree, that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other relevant laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL OPINIONS

Our U.S. counsel, Davis Polk & Wardwell LLP, and U.S. counsel for the Underwriters, Allen & Overy LLP, will pass upon certain United States legal matters relating to the Senior Notes. Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon certain matters relating to Scots law. Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the Senior Notes.

PROSPECTUS

LLOYDS BANKING GROUP plc

By this prospectus we may offer—

DEBT SECURITIES
PREFERENCE SHARES

We will provide the specific terms of these securities, and the manner in which they will be offered, in one or more prospectus supplements to this prospectus. Any prospectus supplement may also add, update or change information contained, or incorporated by reference, in this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the heading “Incorporation of Documents by Reference”, before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the U.S. Securities and Exchange Commission or in the applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is 28 June, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities, preference shares and American Depositary Shares we may offer, which we will refer to collectively as the “securities”. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will provide information regarding certain tax consequences of the ownership and disposition of the offered securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We will file each prospectus supplement with the SEC. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the terms “we”, “us”, “our” or “LBG” refer to Lloyds Banking Group plc, the term “Group” means Lloyds Banking Group plc and its subsidiaries.

We publish our consolidated financial statements in pounds sterling (“£” or “sterling”), the lawful currency of the United Kingdom. In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of our Group. The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

LLOYDS BANKING GROUP PLC

Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the UK Companies Act 1985 on 21 October, 1985 with the registered number 95000.

The history of the Group can be traced back to the 18th century when the banking partnership of Taylors and Lloyds was established in Birmingham, England. Lloyds Bank Plc was incorporated in 1865 and during the late 19th and early 20th centuries entered into a number of acquisitions and mergers, significantly increasing the number of banking offices in the UK. In 1995, it continued to expand with the acquisition of the Cheltenham and Gloucester Building Society (C&G).

TSB Group plc became operational in 1986 when, following UK Government legislation, the operations of four Trustee Savings Banks and other related companies were transferred to TSB Group plc and its new banking subsidiaries. By 1995, the TSB Group had, either through organic growth or acquisition, developed life and general insurance operations, investment management activities, and a motor vehicle hire purchase and leasing operation to supplement its retail banking activities.

In 1995, TSB Group plc merged with Lloyds Bank Plc. Under the terms of the merger, the TSB and Lloyds Bank groups were combined under TSB Group plc, which was re-named Lloyds TSB Group plc with Lloyds Bank Plc, which was subsequently re-named Lloyds TSB Bank plc, the principal subsidiary. In 1999, the businesses, assets and liabilities of TSB Bank plc, the principal banking subsidiary of the TSB Group prior to the merger, and its subsidiary Hill Samuel Bank Limited were vested in Lloyds TSB Bank plc, and in 2000, Lloyds TSB Group acquired Scottish Widows. In addition to already being one of the leading providers of banking services in the UK, this transaction also positioned Lloyds TSB Group as one of the leading suppliers of long-term savings and protection products in the UK.

On 18 September 2008, with the support of the UK Government, the boards of Lloyds TSB Group plc and HBOS plc announced that they had reached agreement on the terms of a recommended acquisition by Lloyds TSB Group plc of HBOS plc (the “Acquisition”). The shareholders of Lloyds TSB Group plc approved the acquisition at the Company’s general meeting on 19 November 2008. On 16 January 2009, the acquisition was completed and Lloyds TSB Group plc changed its name to Lloyds Banking Group plc.

Pursuant to two placing and open offers which were completed by the Company in January and June 2009 and the Rights Issue completed in December 2009, the UK Government acquired 43.4 per cent of the Company’s issued ordinary share capital. Following the issue of ordinary shares in February 2010 pursuant to the Group’s capital raising announced in November 2009, the UK Government’s holding was reduced to approximately 41.3 per cent.

Lloyds Banking Group plc’s registered office is The Mound, Edinburgh EH1 1YZ, Scotland, and its principal executive offices in the UK are located at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number 011-44-207-626-1500.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here. You should also read the indentures under which we will issue the debt securities, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

When we refer to “debt securities” in this prospectus, we mean the senior debt securities and the subordinated debt securities. The subordinated debt securities of any series will be our subordinated obligations. Senior debt securities will be issued under a senior debt indenture. Subordinated debt securities will be issued under a subordinated debt indenture. Each indenture is a contract between us and The Bank of New York Mellon, which will initially act as trustee. The indentures are substantially identical, except for certain provisions such as those relating to subordination, which are included only in the subordinated debt indenture. None of the indentures limit our ability to incur additional indebtedness, including additional senior indebtedness.

General

The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indentures do not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series. The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	whether they are senior debt securities or subordinated debt securities;

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	whether such debt securities have a maturity date and, if so, what the date is;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•

whether payments are conditional on our ability to make such payments and remain able to pay our debts as they fall due and that our assets continue to exceed our liabilities (other than subordinated liabilities);

•	the times and places at which any interest payments are payable;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of default with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•

whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to tax laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and U.K. tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate. We may sell any subordinated debt securities that bear no interest, or that bear interest at a rate that at the time of issuance is below the prevailing market rate, at a discount to their stated principal amount.

Holders of debt securities shall have no voting rights except those described under the heading “—Modification and Waiver” below.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream Luxembourg”), will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg. Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only. In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indentures. Except as described below under the heading “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indentures. Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indentures or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC. DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Euroclear. Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”). The Euroclear

Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg. Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•

the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we are wound up and we fail to make a payment on the debt securities when due; or

•

at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indentures permit us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only. To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities. Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York. Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. Book-entry debt securities held through DTC will settle in DTC’s same-day funds settlement system.

Payments

We will make any payments of interest and principal, on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, if we do not make a payment on that series of subordinated debt securities on any payment date, our obligation to make that payment shall be deferred, if it is an interest payment, until the date upon which we pay a dividend on any class of our share capital and, if it is a principal payment, until the first business day after the date that falls six months after the original payment date (a “Deferred Payment Date”). If we fail to make a payment before the Deferred Payment Date, that failure shall not create a default or otherwise allow any holder to sue us for the payment or take any other action. Each payment that is deferred in this way will accrue interest at the rate prevailing in accordance with the terms of the series of debt securities immediately before the original payment date. Any payment deferred in this way shall not be treated as due for any purpose, including for the purposes of ascertaining whether or not a Subordinated Debt Security Default has occurred, until the Deferred Payment Date.

Subordination

Senior Debt Securities

Unless the relevant prospectus supplement provides otherwise, senior debt securities and coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, all payments on any series of subordinated debt securities will be subordinate to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of all or any of our creditors, in the manner provided in the subordinated debt indenture.

General

As a consequence of these subordination provisions, if winding up proceedings should occur, each holder may recover less ratably than the holders of our unsubordinated liabilities. If, in any winding up, the amount payable on any series of debt securities and any claims ranking equally with that series are not paid in full, those debt securities and other claims ranking equally will share ratably in any distribution of our assets in a winding up in proportion to the respective amounts to which they are entitled. If any holder is entitled to any recovery with respect to the debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

In addition, because we are a holding company, our rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including, in the case of our bank subsidiaries, their depositors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any United Kingdom political subdivision thereof or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law. If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due but for the fact that:

•

the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise having some connection with the U.K. taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any debt security of the relevant series;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•

the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•

the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any requirement which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax;

•

the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to, in the case of senior debt securities, European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive or, in the case of subordinated debt securities, any European Union Directive on the taxation of savings implementing the proposal for a European Union Directive presented by the European

Commission on 18 July 2001 or any law implementing or complying with, or introduced in order to conform to, such a directive;

•

the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items

nor shall Additional Amounts be paid with respect to the principal of, and payments on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were, or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise and subject in the case of any subordinated debt securities to our (i) having notified the United Kingdom Financial Services Authority (“FSA”) of our intention to so redeem at least one month (or such other longer or shorter period as the FSA may then require or accept) prior to becoming committed to the proposed repayment and any necessary prior consent, notice or no objection, as applicable, having been received from the FSA, and (ii) satisfying the FSA that after such repayment we will be able to meet our capital resource requirements and have sufficient financial resources to meet our applicable capital adequacy requirements, we will have the option to redeem the debt securities of any series, as a whole but not in part, upon not less than 30 nor more than 60 days’ notice to each holder of debt securities, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid interest in the case of senior debt securities and any accrued but unpaid interest (including deferred interest) in the case of subordinated debt securities, to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in the application or interpretation of those laws or regulations, including a decision of any court or tribunal or any generally published pronouncement by any relevant tax authority which change, amendment or pronouncement becomes effective or applicable on or after the date of the applicable prospectus supplement:

•	in making any payments on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•

payments on the next payment date in respect of any of the series of debt securities would be treated as “a distribution” within the meaning of Chapter 2, Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of such Act; or

•

on the next payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

Unless the relevant prospectus supplement provides otherwise, and subject to our (i) having notified the FSA of our intention to so redeem at least one month (or such other longer or shorter period as the FSA may then require or accept) prior to becoming committed to the proposed repayment and any necessary prior consent, notice or no objection, as applicable, having been received from the FSA, and (ii) satisfying the FSA that after such repayment we will be able to meet our capital resource requirements and have sufficient financial resources to meet our applicable capital adequacy requirements, with respect to any series of subordinated debt securities, we will have the option to redeem the subordinated debt securities, as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, to each holder of such subordinated debt securities, at any time, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest (including any deferred interest), if any, in respect of such series of subordinated debt securities to the date fixed for redemption (or, in the case of discount securities, the accreted face amount thereof, together with accrued interest, if any), if, immediately prior to the giving of the notice referred to above the subordinated debt securities would no longer be eligible to qualify in whole or in part (save where such non-qualification is only as a result of any applicable limitation on the amount of such capital) for inclusion in the Lower Tier 2 Capital, as defined by the FSA from time to time, of the Company on a consolidated basis.

In the case of redemption due to tax changes, we shall be required, before we give a notice of redemption, to deliver to the trustee (i) an officer’s certificate evidencing compliance with such provisions and stating that we are entitled to redeem the relevant securities or (ii) a written legal opinion of independent United Kingdom counsel of recognized standing selected by us, in a form satisfactory to the trustee confirming that the relevant change in the application or interpretation of such laws or regulations has occurred and that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so. Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date;

•	the place or places at which each holder may obtain payment of the redemption price; and

•	the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to the debt securities being redeemed.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate, and consistent with the rules and procedures of the applicable clearing systems.

We or any of our subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law permits. Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Under existing FSA requirements, we may not make any redemption or repurchase of any debt securities beneficially for our own account, other than a repurchase in connection with dealing in securities, unless we give prior notice to the FSA and the FSA has not objected. The FSA (or any successor thereto) may impose conditions on any redemption or repurchase.

Modification and Waiver

We and the trustee may make certain modifications and amendments to the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities. We may make other modifications and amendments with the consent of the holder or holders of not less than a majority or in the case of subordinated debt securities, two-thirds, in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, we may not make any modification or amendment without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any debt security;

•	reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to, any debt security;

•	change our obligation (or any successor’s) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•

reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default (as such terms are defined below);

•

modify the subordination provisions or the terms of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption, Senior Debt Security Events of Default, Subordinated Debt Security Events of Default or Subordinated Debt Security Defaults (as those terms are defined under the heading “Event of Default and Default; Limitations of Remedies” below), may require the non-objection from, or consent of, the FSA.

Events of Default and Defaults; Limitation of Remedies

Senior Debt Security Event of Default

Unless the relevant prospectus supplement provides otherwise, a “Senior Debt Security Event of Default” with respect to any series of senior debt securities shall result if:

•

we do not pay any principal or interest on any senior debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the senior debt securities of that series to us requiring the payment to be made. It shall not, however, be a Senior Debt Security Event of Default if during the 14 days after the notice, we deliver a written opinion of legal advisors, who may be an employee of, or legal advisors for, the Company or other legal advisors acceptable to the trustee (“Opinion of Counsel”) to the trustee concluding that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. It shall not be a Senior Debt Security Event of Default if we deliver such an Opinion of Counsel to the trustee and the trustee shall be entitled to rely on such opinion. The foregoing shall not otherwise be deemed to impair the right of any holder to receive payment of the principal of and interest on any such security or to institute suit for the enforcement of any such payment; or

•

we breach any covenant or warranty of the senior debt indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the senior debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the senior debt securities of that series requiring the breach to be remedied; or

•

either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If a Senior Debt Security Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the senior debt securities of that series may at their discretion declare the senior debt securities of that series to be due and repayable immediately (and the senior debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding senior debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the senior debt indenture, and must not be unjustly prejudicial to the holder(s) of any senior debt securities of that series not taking part in the direction, and not expose the trustee to undue risk. The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the senior debt securities.

By accepting a senior debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the senior debt securities or the applicable indenture that they might otherwise have against us, whether before or during our winding up.

Subordinated Debt Security Events of Default

Unless the relevant prospectus supplement provides otherwise, a “Subordinated Debt Security Event of Default” with respect to any series of subordinated debt security shall result if:

•	a court of competent jurisdiction makes an order which is not successfully appealed within 30 days; or

•	an effective shareholders’ resolution is validly adopted for our winding up, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

If a Subordinated Debt Security Event of Default occurs and is continuing, the trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of each series may declare the principal amount of, and any accrued but unpaid payments (or, in the case of discount securities, the accreted face amount, together with any accrued interest), including any deferred interest, on the subordinated debt securities of the series to be due and payable immediately in accordance with the terms of the indenture. However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the series may rescind the declaration of acceleration and its consequences, but only if all Subordinated Debt Security Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Subordinated Debt Security Defaults

In addition to Subordinated Debt Security Events of Default, the Indenture also separately provides for Subordinated Debt Security Defaults. Unless the relevant prospectus supplement provides otherwise, it shall be a “Subordinated Debt Security Default” with respect to any series of subordinated debt securities if:

•

any installment of interest upon any subordinated debt security of that series is not paid on or before its Deferred Payment Date or such other date specified for its payment in the Indenture and such failure continues for 14 days; or

•

all or any part of the principal of any subordinated debt security of that series is not paid on its Deferred Payment Date, or when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Subordinated Debt Security Default occurs and is continuing, the trustee may commence a proceeding in Scotland (but not elsewhere) for our winding up. However, failure to make any payment on a series of subordinated debt securities shall not be a Subordinated Debt Security Default if it is withheld or refused in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction and we deliver an Opinion of Counsel to the trustee with that conclusion, at any time before the expiry of the applicable 14 day or seven day period by independent legal advisers.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the subordinated debt securities.

By accepting a subordinated debt security, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the subordinated debt securities or the applicable indenture (or between our obligations under or in respect of any subordinated debt security and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Events of Default and Defaults—General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default with respect to the series, except a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to certain exceptions, such as in the case of a payment default, the trustee may, without the consent of the holders, waive or authorize a Senior Debt Security Event of Default if, in the opinion of the trustee, the Senior Debt Security Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee. Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the applicable indenture and does not expose the Trustee to undue risk and the action would not be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction. The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indentures provide that the trustee will, within 90 days after the occurrence of a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default known to it, unless the Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee a statement as to our compliance with all conditions and covenants under the indenture (i) annually, and (ii) within five Business Days of a written request from the trustee.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations on the debt securities and under the applicable indenture, immediately after giving effect to such transaction, no event of default shall have occurred and be continuing, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that we unconditionally guarantee, which, in the case of subordinated securities shall be on a subordinated basis in substantially the manner described under the heading “—Subordination” above, the obligations of the subsidiary under the debt securities of that series. If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts, substituting the jurisdiction in which the assuming subsidiary is incorporated for “UK taxing jurisdiction”. However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment. The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences. You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York and the Trust Indenture Act of 1939 (“TIA”), one of the US Securities laws, except that, as the indentures specify, the subordination provisions of each series of debt securities and the indentures will be governed by and construed in accordance with the laws of Scotland.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

The Bank of New York Mellon, acting through its London office, One Canada Square, London E14 5AL, is the trustee under the indentures. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the TIA. Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of notes, unless offered indemnity and/or security deemed satisfactory to the trustee in its sole discretion, by the holder against the costs, expense and liabilities which might be incurred thereby. We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business. The Bank of New York Mellon is also the book-entry depositary with respect to certain of our debt securities and the depositary with respect to the ADSs representing certain of our preference shares.

Consent to Service of Process

Under the indentures, we irrevocably designate our Chief U.S. Counsel, Lloyds TSB Bank plc (or any successor thereto), currently of 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York and we irrevocably submit to the jurisdiction of those courts.

DESCRIPTION OF PREFERENCE SHARES

The following is a summary of the general terms of the preference shares of any class we may issue under this registration statement. Each time we issue preference shares we will prepare a prospectus supplement, which you should read carefully. The prospectus supplement relating to a class of preference shares will summarize the terms of the preference shares of the particular class. Those terms will be set out in the resolutions establishing the class that our board of directors (the “board of directors”) adopts, and may be different from those summarized below. If so, the applicable prospectus supplement will state that, and the description of the preference shares of that class contained in the prospectus supplement will apply.

This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Articles of Association and the resolutions of the board of directors. You should read our Articles of Association, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You should also read the summary of the general terms of the deposit agreement under which American Depositary Shares that may represent preference shares may be issued, under the heading “Description of American Depositary Shares”.

General

Under our Articles of Association, the board of directors is empowered to provide for the issuance of U.S. dollar-denominated preference shares, in one or more class.

The resolutions providing for their issue, adopted by the board of directors, will set forth the dividend rights, liquidation value per share, redemption provisions, voting rights, other rights, preferences, privileges, limitations and restrictions of the preference shares.

The preference shares of any class will be U.S. dollar-denominated in terms of nominal value, dividend rights and liquidation value per share. They will, when issued, be fully paid and non-assessable and, as such, will not be subject to a call for any additional payment. For each preference share issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to our share premium account. Unless the applicable prospectus supplement specifies otherwise, the preference shares will have a nominal value of $0.25 per share. The preference shares of a class deposited under the deposit agreement referred to in the section “Description of American Depositary Shares” will be represented by ADSs of a corresponding class, which may be evidenced by ADRs of the class. The preference shares of these classes may only be withdrawn from deposit in registered form. See “Description of American Depositary Shares”.

The board of directors may only provide for the issuance of preference shares of any class if a resolution of our shareholders has authorized the allotment, or granted general authority to the board of directors to allot shares.

The preference shares of any class will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement for the specific terms of any class, including:

•

the number of shares offered, the number of shares offered in the form of ADSs (as defined under “Description of American Depositary Shares”) and the number of preference shares represented by each ADS;

•	the public offering price of the class;

•	the liquidation value per share of that class;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	voting rights of that class of preference shares, if any;

•	restrictions applicable to the sale and delivery of the preference shares;

•	whether and under what circumstances we will pay additional amounts on the preference shares in the event of certain developments with respect to tax laws;

•	any redemption, conversion or exchange provisions;

•	whether the shares will be issued as units with shares of a related class;

•	any listing on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the class.

The applicable prospectus supplement will also describe material U.S. and U.K. tax considerations that apply to any particular class of preference shares.

Title to preference shares of a class in registered form will pass by transfer and registration on the register that the registrar shall keep at its office in the United Kingdom. For more information on the registration, see “Registrar and Paying Agent”. The registrar will not charge for the registration of transfer, but the person requesting it will be liable for any taxes, stamp duties or other governmental charges. Preference shares of a class may also be issued as share warrants to bearer.

Unless the applicable prospectus supplement specifies otherwise, the preference shares of each class will rank equally as to participation in our assets on liquidation with the preference shares of each other class.

Dividend Rights

The holders of the preference shares will be entitled to receive cash dividends on the dates and at the rates as described in the applicable prospectus supplement out of our “distributable profits” only when, as and if and to the extent the dividends are declared by the board of directors or an authorized committee of the board of directors (the “committee”). The U.K. Companies Act 2006 defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses. Except as provided in this prospectus and in the applicable prospectus supplement, holders of preference shares will have no right to participate in our profits.

Dividends on the preference shares of any class will be non-cumulative. The board of directors or the committee may resolve, for any reason and in its absolute discretion (save as may be provided in the applicable prospectus supplement), not to declare or pay in full or in part any dividends on the preference shares in respect of one or more dividend periods. If the board of directors or the committee does not declare or pay a dividend or any part of a dividend when due on a dividend payment date in respect of the preference shares of a class, then the holders of preference shares of the applicable class will have no claim in respect of the non-payment. We will have no obligation to pay the dividend for that dividend period or to pay any interest on the dividend, whether or not dividends on the preference shares of that class or any other class of our preference shares are declared for any subsequent dividend period.

Except as provided in the applicable prospectus supplement, unless full dividends on all outstanding preference shares of a class have been paid for the most recently completed dividend period, no dividends will be declared or paid or set apart for payment, or other distribution made, upon our ordinary shares or other shares ranking below the preference shares of the class for a period specified in the applicable prospectus supplement. In addition, if full dividends on all outstanding preference shares of a class have been paid as a result only of the exercise of the discretion of the board of directors or the committee, as provided above, we will not redeem, cancel, reduce, repurchase or otherwise acquire for consideration any of our ordinary shares or other shares ranking below the preference shares of the class for a period specified in the applicable prospectus supplement. For preference shares of any class bearing dividends at a fixed rate, we will compute the amount of dividends payable on the preference shares of any class for each dividend period based upon the liquidation value per share of the preference shares of the class by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year. However, we will compute the amount of such dividends payable for any dividend period shorter than a full dividend period on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, on the basis of the actual number of days elapsed.

In the case of preference shares in registered form, we will pay the dividends declared on the preference shares of a class to the record holders as they appear on the register on the record dates. Payments in relation to any amount payable in respect of a class of preference shares in bearer form held by the ADR depositary will be made to, or to the order of, such ADR depositary or its nominee, as the holder of the relevant global preference shares.

Rights Upon Liquidation

If there is a return of capital or distribution of assets whether or not on a winding up (but other than a redemption or purchase by us of any of our share capital permitted by our Articles of Association and under applicable law), the holders of the outstanding preference shares of a class will rank in the application of our assets available to shareholders: (1) equally in all respects with holders of the most senior class of preference shares and any other class of our shares in issue or which may be issued by us which are expressed to rank equally with the preference shares, and (2) in priority to the holders of any other share capital of ours (including junior share capital).

Subject to such ranking, in such event holders of the preference shares of a class will be entitled to receive liquidating distributions as set forth below.

Liquidating distributions will unless the applicable prospectus supplement provides otherwise:

•	come from our surplus assets remaining after payment of our prior ranking liabilities; and

•

be a sum equal to the aggregate of (i) the liquidation value per preference share of a class; (ii) the amount of any dividend which is due for payment on the preference shares of a class on or after the date of commencement of the winding up or other return of capital but which is payable in respect of a period ending on or before such date; and (iii) the proportion of any dividend (whether or not declared or earned) that would otherwise be payable and is not otherwise paid in respect of any period that begins before, but ends after, the date of commencement of the winding-up or other return of capital and which is attributable to the part of the period that ends on such date.

In respect of any such dividend, the amount of dividend accruing in respect of any such period will be calculated on the same basis as is applicable to calculation of a dividend accruing on the then-relevant basis.

If, upon any return of capital or distribution of assets, the amounts available for payment are insufficient to cover the amounts payable in full on the preference shares of a class and any parity securities, holders of the preference shares of a class and holders of such parity securities will share pro rata in the distribution of our surplus assets (if any) in proportion to the full amounts to which they are respectively entitled.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preference shares of a class will have no claim on any of our remaining assets and will not be entitled to any further participation in the return of capital. If there is a sale of all or substantially all of our assets, the distribution to our shareholders of all or substantially all of the consideration for the sale, unless the consideration, apart from assumption of liabilities, or the net proceeds consists entirely of cash, will not be deemed a return of capital in respect of our liquidation, dissolution or winding-up.

Redemption

Subject to our Articles of Association (including the restrictions described above under “Dividend Rights”), to the provisions of the U.K. Companies Act 2006 and all other laws and regulations applying to us and any applicable regulatory consents, unless the applicable prospectus supplement specifies otherwise, we may redeem the preference shares of each class, at our option, in whole or in part, at any time and from time to time on the dates, in accordance with the notice periods and at the redemption prices and on all other terms and conditions as set forth in the applicable prospectus supplement.

If fewer than all of the outstanding preference shares of a class are to be redeemed, they will be drawn in accordance with prevailing standard operating procedures of the clearing system in which they are primarily settled. If the preference shares are in definitive form, we will select by lot, in the presence of our independent auditors, which particular preference shares will be redeemed.

If we redeem preference shares of a class, we will mail a redemption notice to each record holder of preference shares to be redeemed between 30 and 60 days (or any other period specified in the applicable prospectus supplement) before the redemption date. Each redemption notice will specify:

•	the redemption date;

•	the particular preference shares of the class to be redeemed;

•	the redemption price, specifying the included amount of accrued and unpaid dividends;

•	that any dividends will cease to accrue upon the redemption of the preference shares; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

No defect in the redemption notice or in the giving of notice will affect the validity of the redemption proceedings.

If any date on which a redemption payment on the preference shares is to be made is not a business day, then payment of the redemption price payable on that date will be made on the next business day, without any interest or other payment in respect of the delay. If payment of the redemption price is improperly withheld or refused, dividends on the preference shares will continue to accrue at the then applicable rate, from the redemption date to the date of payment of the redemption price.

Subject to our Articles of Association and applicable law, including U.S. securities laws, we may purchase outstanding preference shares of any class by tender, in the open market or by private agreement, in each case upon the terms and conditions that the board of directors or the committee shall determine. We will not be required to select the preference shares to be purchased rateably or in any particular manner as between the shares of that class or as between them and the holders of shares of any other class. Any such preference shares purchased by or on behalf of us may be held, reissued, resold or, at our option, cancelled.

Under existing FSA requirements, we may not redeem or purchase any preference shares unless we give prior notice of any such redemption or purchase to the FSA and the FSA has not objected. The FSA may impose conditions on any redemption or repurchase.

The holders of the preference shares may not redeem the preference shares of any class, in whole or in part, at any time.

Substitution

Subject to our Articles of Association, to the U.K. Companies Act 2006 and all other laws and regulations applicable to us and any applicable regulatory consents, we may substitute the preference shares in whole, but not in part, with qualifying non-innovative tier 1 securities, as defined and described in the applicable prospectus supplement, on any date specified in the applicable prospectus supplement, without any requirement for consent or approval of the holders of the preference shares.

Voting Rights

The holders of the preference shares of any class will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided below or in the applicable prospectus supplement.

If any resolution is proposed for adoption by our shareholders varying or abrogating any of the rights attaching to the preference shares of a particular class or proposing that we be wound up, liquidated or dissolved, the holders of the outstanding preference shares will be entitled to receive notice of and to attend the general meeting of shareholders at which the resolution is to be proposed and will be entitled to speak and vote on that resolution, but not on any other resolution.

In addition, if, before any general meeting of shareholders, we have failed to pay in full the dividend payable on the preference shares of a particular class on the dividend payment date immediately preceding the date of such general meeting, the holders of the preference shares of that class shall be entitled to receive notice of, attend, speak and vote at that meeting on all matters. In these circumstances only, the rights to vote of the holders of preference shares of that class shall continue until we have resumed the payment in full of dividends on the preference shares of that class.

Whenever holders of preference shares are entitled to vote at a general meeting of shareholders, on a show of hands each holder present in person shall have one vote and on a poll each holder present in person or by proxy shall have the number of votes for each preference share of the relevant class that the board of directors determines, as specified in the applicable prospectus supplement.

In addition, the holders of any class of preference shares may have the right to vote separately as a class in certain circumstances, as described below under the heading “—Variation of Rights”.

Variation of Rights

If applicable law permits, the rights, preferences and privileges attached to any class of preference shares may be varied or abrogated only with the written consent of the holders of at least 75% in nominal value of the outstanding preference shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the outstanding preference shares of that class. An extraordinary resolution will be adopted if passed by a majority of at least 75% of those holders voting in person or by proxy at the meeting. The quorum required for any such class meeting will be two persons holding or representing by proxy at least one-third in nominal amount of the outstanding preference shares of the particular class affected, except that if at any adjourned meeting where this quorum requirement is not met, any holder present in person or by proxy will constitute a quorum.

The written consent of the holders of 75% in nominal value of the outstanding preference shares of a particular class or the sanction of an extraordinary resolution passed at a separate class meeting of holders of the outstanding preference shares of the class will be required if our directors propose to authorize, create or increase the amount of any shares of any class or any security convertible into shares of any class ranking as regards rights to participate in our profits or assets, in priority to the class of preference shares.

If we have paid the most recent dividend payable on the preference shares of a particular class in full, the rights attached to that class will not be deemed to be varied by the creation or issue of any further class of non-cumulative preference shares or of any other further shares ranking equally as regards participation in our profits or assets with or junior to the preference shares of that class, whether carrying identical rights or different rights in any respect, including as to dividend, premium on a return of capital, redemption or conversion or denominated in dollars or any other currency.

Notices of Meetings

A notice of any meeting at which holders of preference shares of a particular class are entitled to vote will be mailed to each record holder of preference shares of that class. Each notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of preference shares of any class in registered form who is not registered with an address in the United Kingdom and who has not supplied an address within the United Kingdom to us for the purpose of notices is not entitled to receive notices of meetings from us. For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should read “Description of American Depositary Shares—Reports and Notices” and “Where You Can Find More Information”.

Registrar and Paying Agent

Our company secretarial department will maintain the register and we will act as paying agent for the preference shares of each class.

We reserve the right at any time to appoint an additional or successor registrar or paying agent. Notice of any change of registrar or paying agent will be given to holders of the preference shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the general terms and provisions of the deposit agreement under which the Depositary will deliver the American Depositary Shares (“ADSs”). The deposit agreement is among us, The Bank of New York Mellon, as Depositary, and all registered holders and beneficial owners from time to time of ADSs issued under it. This summary does not purport to be complete. You should read the deposit agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You may also read the deposit agreement at the corporate trust offices of The Bank of New York Mellon in The City of New York and the offices of the Custodian in London. The principal executive office of the Depositary is currently located at One Wall Street, New York, NY 10286 and its corporate trust office is currently located at 101 Barclay Street, New York, NY 10286. The Depositary was incorporated pursuant to a special act of the New York State legislature passed on April 19, 1871. The Depositary now operates as a banking corporation under the New York State Banking Law.

American Depositary Shares

The Bank of New York Mellon, as Depositary, will register and deliver ADSs pursuant to the deposit agreement. Each ADS will represent one preference share, or evidence of the right to receive one preference share, deposited with the Custodian and registered in the name of the Depositary or its nominee (such preference shares, together with any additional preference shares at any time deposited or deemed deposited under the deposit agreement and any other securities, cash or other property received by the Depositary or the Custodian in respect of such preference shares, the “Deposited Securities”).

ADSs can be held either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in the holder’s name, or (ii) by having ADSs registered in the owner’s name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in ADSs through a broker or other financial institution. A direct holder of an ADS is an ADS registered holder. This description assumes that each holder is an ADS registered holder. Indirect holders of ADSs must rely on the procedures of a broker or other financial institution to assert the rights of ADS registered holders described in this section, and such holders should consult with their broker or financial institution to find out what those procedures are.

The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. See “—Direct Registration System” below.

We will not treat holders of ADSs as our shareholders and holders of ADSs will not have shareholder rights. Scottish law governs shareholder rights. The Depositary will be the holder of the preference shares represented by each investor’s ADSs. As a registered holder of ADSs, each investor will have ADS registered holder rights as set forth in the deposit agreement. The deposit agreement also sets forth the rights and obligations of us and of the Depositary. New York law governs the deposit agreement and the ADSs.

In this section, the term “deliver”, or its noun form, when used with respect to ADSs, shall mean (A) book-entry transfer of ADSs to an account at The Depository Trust Company, or its successor, designated by the person entitled to such delivery, (B) registration of ADSs not evidenced by an ADR on the books of the Depositary in the name requested by the person entitled to such delivery and mailing to that person of a statement confirming that registration or (C) if requested by the person entitled to such delivery, delivery at the corporate trust office of the Depositary to the person entitled to such delivery of one or more ADRs evidencing ADSs registered in the name requested by that person. The term “surrender”, when used with respect to ADSs, shall mean (A) one or more book-entry transfers of ADSs to the DTC account of the Depositary, (B) delivery to the Depositary at its corporate trust office of an instruction to surrender ADSs not evidenced by an ADR or (C) surrender to the Depositary at its corporate trust office of one or more ADRs evidencing ADSs.

Deposit and Withdrawal

The Depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the Custodian of preference shares (or evidence of rights to receive preference shares) in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, deliver to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such shares with the Depositary, the number of ADSs issuable in respect of such deposit.

Upon surrender at the corporate trust office of the Depositary of ADSs for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of the fees, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our Articles of Association and the Deposited Securities, the holder of such ADSs will be entitled to delivery, to him or upon his order, as permitted by applicable law, of the amount of Deposited Securities at the time represented by such ADSs. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the holder.

An ADR holder may surrender its ADR to the Depositary for the purpose of exchanging its ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send the ADS registered holder a statement confirming that the ADS registered holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt of the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS registered holder an ADR evidencing those ADSs.

Preference shares that the Depositary believes have been withdrawn from a restricted depositary receipt facility established or maintained by a depositary bank (including any such other facility maintained by the Depositary) may be accepted for deposit only if those preference shares are not “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and the Depositary may, as a condition of accepting those preference shares for deposit, require the person depositing those preference shares to provide the Depositary with a certificate to the foregoing effect.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited preference shares to the holders of the ADSs, after payment of any charges and fees provided for in the deposit agreement in proportion to their holdings of ADSs. The cash amount distributed will be reduced by any amounts that the Depositary must withhold on account of taxes.

If we make a non-cash distribution in respect of any deposited preference shares, the Depositary will distribute the property it receives to holders of the ADSs, after deduction or upon payment of any taxes, charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs. If a distribution that we make in respect of deposited preference shares consists of a dividend in, or free distribution of, preference shares, the Depositary may, and will, if we request, distribute to holders of the ADSs, in proportion to their holdings of ADSs, additional ADSs representing the amount of preference shares received as such dividend or free distribution. If the Depositary does not distribute additional ADSs, each ADS will from then forward also represent its proportional share of the additional preference shares distributed in respect of the deposited preference shares before the dividend or free distribution.

If the Depositary determines that any distribution of property, other than cash or preference shares, cannot be made proportionately among ADS holders or if for any other reason, including any requirement that we or the Depositary withhold an amount on account of taxes or other governmental charges, the Depositary deems that such a distribution is not feasible, the Depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The Depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the Depositary provided for in the deposit agreement) to ADS holders as in the case of a distribution received in cash.

Redemption

If the Depositary receives notice of redemption of Deposited Securities, it will surrender those Deposited Securities on the redemption date and call for surrender of a corresponding number of ADSs. Upon surrenders of the ADSs called for surrender, the Depositary will deliver the proceeds of the redeemed Deposited Securities as described above under “—Deposit and Withdrawal”.

Record Date

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the deposited preference shares, or whenever the Depositary causes a change in the number of preference shares represented by each ADS or receives notice of any meeting of holders of preference shares, the Depositary will fix a record date, which shall be as close as possible to the corresponding record date set by us, for the determination of the ADS holders who are entitled to receive the dividend distribution, distribution of rights or the net proceeds of the sale of preference shares as the case may be, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the deposit agreement.

Voting of the Underlying Deposited Securities

When the Depositary receives notice of any meeting or solicitation of consents or proxies of holders of preference shares, it will, if we request, as soon as practicable thereafter, mail to the record holders of ADSs a notice including:

•	the information contained in the notice of meeting;

•

a statement that the record holders of ADSs at the close of business on a specified record date will be entitled, subject to any applicable provision of Scottish law and the Articles of Association or any similar document of ours, to instruct the Depositary as to the exercise of any voting rights pertaining to the preference shares represented by their ADSs; and

•

a brief explanation of how they may give instructions, including an express indication that they may be deemed to have instructed the Depositary to give a discretionary proxy to designated member or members of our board of directors if no such instruction is received.

The Depositary has agreed that it will endeavor, in so far as practical, to vote or cause to be voted the preference shares in accordance with any written non-discretionary instructions of record holders of ADRs that it receives on or before the date set by the Depositary for that purpose.

However, holders of ADRs may not receive notice or otherwise learn of a meeting of holders of preference shares in time to instruct the Depositary prior to a cut off date the Depositary will set. The Depositary will not vote the preference shares except in accordance with such instructions or deemed instructions.

If the Depositary does not receive instructions from an ADS holder on or before the date the Depositary establishes for this purpose, the Depositary may deem such holder to have directed the Depositary to give a discretionary proxy to a designated member or members of our board of directors. However, the Depositary will not give a discretionary proxy to a designated member or the Directors with respect to any matter as to which we inform the Depositary that:

•	we do not wish the proxy to be given;

•	substantial opposition exists; or

•	the rights of holders of the preference shares may be materially affected.

Holders of ADSs will not be entitled to vote preference shares directly.

Inspection of Transfer Books

The Depositary will, at its office in New York City, keep books for the registration and transfer of ADSs. These books will be open for inspection by ADS holders at all reasonable times. However, this inspection may not be for the purpose of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

Reports and Notices

We will furnish the Depositary with our annual and interim reports as described under “Incorporation of Documents by Reference”. The Depositary will make available at its office in New York City, for any ADS holder to inspect, any reports and communications received from us that are both received by the Depositary as holder of preference shares and made generally available by us to the holders of those preference shares, including our annual report and accounts and interim report and accounts. Upon our written request, the Depositary will mail copies of those reports to ADS holders as provided in the deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of:

•	any meeting of holders of the preference shares;

•	any adjourned meeting of holders of the preference shares; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of the preference shares,

we have agreed to transmit to the Depositary and the custodian a copy of the notice in the form given or to be given to holders of the preference shares. If requested in writing by us, the Depositary will, at our expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the preference shares, to all holders of ADSs.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the Depositary, without the consent of holders of ADSs, in any respect which we and the Depositary may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding ADSs, will not take effect as to outstanding ADSs until thirty (30) days after notice of the amendment has been given to the record holders of those ADRs. Every holder of ADSs at the time an amendment becomes effective will be deemed by continuing to hold the ADSs to consent and agree to the amendment and to be bound by the deposit agreement or the ADR as amended. No amendment may impair the right of any holder of ADSs to surrender ADSs and receive in return the preference shares represented by those ADSs.

Whenever we direct, the Depositary has agreed to terminate the deposit agreement by mailing a termination notice to the record holders of all ADSs then outstanding at least thirty (30) days before the date fixed in the notice of termination. The Depositary may likewise terminate the deposit agreement by mailing a termination notice to us and the record holders of all ADSs then outstanding if at any time sixty (60) days shall have expired since the Depositary delivered a written notice to us of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of any termination, the Depositary will then:

•	discontinue the registration of transfers of ADSs;

•	suspend the distribution of dividends to holders of ADSs; and

•	not give any further notices or perform any further acts under the deposit agreement, except those listed below, with respect to those ADSs.

The Depositary will, however, continue to collect dividends and other distributions pertaining to the preference shares. It will also continue to sell rights and other property as provided in the deposit agreement and deliver preference shares, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to it.

At any time after the expiration of one year from the date of termination of the deposit agreement, the Depositary may sell the preference shares then held. The Depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not previously been surrendered.

Charges of the Depositary

The following charges shall be incurred by any party depositing or withdrawing preference shares, or by any party surrendering ADSs or to whom ADSs are issued:

•	any applicable taxes or other governmental charges;

•	any applicable share transfer or other registration fees on deposits or withdrawals of preference shares;

•	cable, telex, facsimile transmission and delivery charges which the deposit agreement provides are at the expense of the holders of ADSs or persons depositing or withdrawing preference shares;

•	expenses incurred or paid by the Depositary in any conversion of foreign currency into dollars

$5.00 (or less per 100 ADSs (or portion of 100 ADSs))	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.02 (or less) per ADS	•	Any cash distribution to ADS holders

•

a fee for the distribution to ADS holders of any securities in an amount equal to the fee for the delivery of ADRs referred to above which would have been charged if the securities distributed to ADS holders had been preference shares which were deposited with the custodian; and

•	any charges incurred by the Depositary or its agents for the servicing of preference shares.

Under the deposit agreement, the Depositary may charge an annual fee of $0.02 or less per ADS for depositary services.

The holders of ADSs will be responsible for any taxes or other governmental charges payable on their ADRs or on the preference shares. The Depositary may refuse to transfer ADSs or allow withdrawal of the preference shares until such taxes or other charges are paid. The Depositary may apply payments owed to holders of ADSs or sell deposited preference shares underlying such ADSs to pay any taxes owed and holders of ADSs will remain liable for any deficiency. If the Depositary sells deposited preference shares, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to holders of ADSs any proceeds, or send to holders of ADSs any property, remaining after it has paid the taxes.

Issuance in a Series

We may issue preference shares in more than one class or series or that otherwise entitle their holders to rights that vary from the rights to which other preference shares entitle their holders. “Series”, as used in this section and when used with respect to preference shares, shall mean all outstanding preference shares that entitle their holders to identical rights with respect to those preference shares, regardless of the title or any other designation that may be assigned to preference shares. The Depositary shall direct the Custodian to hold preference shares of a Series deposited under the deposit agreement, and other Deposited Securities it receives in respect of those preference shares in a segregated account different from the account in which it holds preference shares of any other Series.

Preference shares of each Series that are deposited under the deposit agreement shall be represented by a “Series” of ADSs separate from the ADSs representing preference shares of any other Series. Each series of ADSs, to the extent certificated, shall be evidenced by a “Series” of ADRs separate from the ADRs evidencing ADSs of any other Series.

If the rights to which deposited preference shares of a Series entitle their holders are modified such that those rights become identical to the rights to which deposited preference shares of another Series entitle their holders, the Depositary shall cause the Custodian to combine the accounts in which the former separate Series of preference shares are held, the Series of ADSs representing those preference shares will automatically be combined into one Series of ADSs and the Depositary may take any action necessary or convenient to effect that combination. At any time after that combination, the owners of ADRs affected by that combination will be entitled to surrender their ADRs to the Depositary and receive ADRs reflecting the designation of the ADSs owned by them as a result of that combination.

Holders of ADSs of a Series shall be entitled to rights under the deposit agreement only with respect to deposited preference shares of the corresponding Series and other Deposited Securities received in respect of deposited preference shares of that Series.

Direct Registration System

ADSs not evidenced by ADRs shall be transferable as uncertificated registered securities under the laws of the State of New York.

The Direct Registration System (“DRS”) and Profile Modification System (“Profile”) will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary to the owners entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS registered holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not verify,

determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS registered holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS registered holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the Depositary.

General

Neither the Depositary nor we will be liable to ADS holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental or regulatory authority or stock exchange, any present or future provision of the Articles of Association, any provision of any securities issued or distributed by us, or any act of God or war or terrorism or other circumstances beyond our or its control in performing our or its obligations under the deposit agreement. The obligations of each of us and the Depositary under the deposit agreement are expressly limited to performing our and its specified duties without negligence or bad faith.

The ADSs are transferable on the books of the Depositary or its agent. However, the Depositary may close the transfer books as to ADSs at any time when it deems it expedient to do so in connection with the performance of its duties or at our request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADSs or withdrawal of any preference shares, the Depositary or the Custodian may require the person presenting the ADSs or depositing the preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the deposit agreement. The Depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the preference shares represented by the ADSs, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The ADS holder will remain liable for any deficiency.

Any ADS holder may be required from time to time to furnish the Depositary or the Custodian with proof satisfactory to the Depositary of citizenship or residence, exchange control approval, information relating to the registration on our books or those that the registrar maintains for us for the preference shares in registered form, or other information, to execute certificates and to make representations and warranties that the Depositary deems necessary or proper. Until those requirements have been satisfied, the Depositary may withhold the delivery or registration of transfer of any ADSs or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited preference shares or other property related to the ADSs. The delivery or registration of transfer of ADSs may be suspended during any period when the transfer books of the Depositary are closed or if we or the Depositary deems it necessary or advisable. The surrender of outstanding ADSs and the withdrawal of preference shares may only be suspended as a result of:

•	temporary delays caused by closing the transfer books or those of the Depositary or the deposit of preference shares in connection with voting at shareholder meetings, or the payment of dividends;

•	the non-payment of fees, taxes and similar charges; and

•	non-compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of preference shares.

The deposit agreement and the ADRs are governed by and construed in accordance with New York law.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Unless a prospectus supplement specifies otherwise, we will not offer any securities or any investments representing securities, including ADSs, of any series to the public in the United Kingdom. Unless otherwise specified in any agreement which we may enter into, underwriters, dealers and/or agents in relation to the distribution of securities or any investments representing securities, including ADSs, of any series and subject to the terms of any such agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs, of any series will represent and agree that:

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the securities or any investments representing securities, including ADSs, of such series in, from or otherwise involving the U.K.; and

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities or any investments representing the securities (including ADSs) (including without limitation the registration statement, the prospectus, any preliminary prospectus, any ADS registration statement or any ADS prospectus) in circumstances in which Section 21(1) of the FSMA does not apply to the issuer of the securities.

Each new series of debt securities or preference shares will be a new issue of securities with no established trading market. If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase preference shares or debt securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell LLP, will pass upon certain legal matters relating to the securities. Our Scottish counsel, Dundas & Wilson CS LLP, will pass upon the validity of the preference shares under Scots law and certain matters of Scots law relating to the subordination provisions of the securities.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Lloyds Banking Group plc Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the HBOS plc business that the Company acquired on January 16, 2009 as of December 31, 2009, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HBOS plc as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a public limited company incorporated and registered in Scotland, United Kingdom. Most of our directors and executive officers, and certain experts named in this prospectus, reside in the United Kingdom. A substantial portion of our assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or those persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. We have been advised by our Scottish counsel, Dundas & Wilson CS LLP (as to Scots law) and our English counsel, Linklaters LLP (as to English law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

We file reports and other information with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC. You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A. on which certain of our securities are listed.

We will provide the trustee for any debt securities and the ADS depositary for any preference shares with our annual reports, which will include a description of operations and our annual audited consolidated financial statements. We will also provide any trustee or ADS depositary with interim reports that will include unaudited interim summary consolidated financial information. Upon receipt, if we so request, the trustee or the ADS depositary will mail the reports to all record holders of the debt securities, preference shares or ADSs. In addition, we will provide the trustee or the ADS depositary with all notices of meetings at which holders of debt securities or preference shares are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities or preference shares.

Registration Statement

This prospectus is part of a registration statement that we filed with the SEC. As exhibits to the registration statement, we have also filed the indentures, the ADS deposit agreement and our Articles of Association. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information, you should refer to the registration statement. You can obtain the full registration statement from the SEC or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) LBG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the SEC on May 13, 2010; (ii) LBG’s report on Form 6-K including audited consolidated financial statements of HBOS plc at and for the years ended December 31, 2006, 2007 and 2008 filed with the SEC on 28 June 2010, (iii) LBG’s report on Form 6-K including pro forma financial information filed with the SEC on 28 June 2010, and (iv) LBG’s report on Form 6-K furnished with the SEC on June 28, 2010 disclosing the Ratio of Earnings to Fixed Charges and the Ratio of Combined Fixed Charges and Preference Dividends to Earnings. We also incorporate by reference all subsequent Annual Reports filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus. To obtain copies you should contact us at

Investor Relations, 25 Gresham Street, London EC2V 7HN, United Kingdom or by telephone on 011-44-207-356-1273.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements. We may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus. Forward-looking statements can be identified by the use of forward-looking terminology such as words “expect,” “estimate,” “project,” “anticipate,” “believes,” “should,” “could,” ‘intend,” “plan,” “probability,” “risk,” “target,” “goal,” “objective,” “may,” “endeavor,” “outlook,” “optimistic,” “prospects” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward- looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited, to possible future write-downs and our capital planning projections, our potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk, liquidity risk, credit risk and commodity and equity price risk. Such statements are subject to risks and uncertainties. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in our Form 20-F filed on 13 May, 2010, incorporated by reference herein, to be a complete set of all potential risks or uncertainties. We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions. However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.